UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
AMENDMENT NO. 1 TO
FORM 10-SB

GENERAL FORM FOR  REGISTRATION  OF  SECURITIES OF SMALL  BUSINESS  ISSUERS UNDER
SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                             Can-Cal Resources, Ltd.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

               Nevada                                    88-0336988
---------------------------------------   --------------------------------------
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

1505 Blackcombe St., Bldg. 2, Unit #203, Las Vegas, NV              89128
-----------------------------------------------------------     ----------------
         (Address of principal executive offices)                 (Zip Code)

Issuer's telephone number, (  702  )          240        -         6565
                           ---------  ------------------   ---------------------

Securities to be registered under Section 12(b) of the Act:


        Title of each class                 Name of each exchange on which
        to be so registered                each class is to be registered

----------------------------------     -----------------------------------------

----------------------------------     -----------------------------------------


Securities to be registered under Section 12(g) of the Act:

                         Common stock, par value $.001,
--------------------------------------------------------------------------------
                                (Title of class)

           Preferred stock, par value $.001, non-voting, 5% cumulative
--------------------------------------------------------------------------------
                                (Title of class)

ITEM 1.           DESCRIPTION OF BUSINESS

(a)      Business Development

(a)(1)            Form and Year of Organization

         Can-Cal Resources, Ltd., a Nevada corporation ("the Company"), was originally incorporated in the state of Nevada on March 22, 1995 under the name of British Pubs USA, Inc. as a wholly owned subsidiary of 305856 B.C., Ltd. dba N.W. Electric Carriage Company ("NWE"), a Company formed under the laws of British Columbia, Canada ("NWE"). On April 12, 1995, NWE exchanged shares of British Pubs USA, Inc. for shares of NWE held by its existing shareholders, on a share for share basis. Its name was changed to Can-Cal Resources, Ltd. on July 2, 1996. This transaction is believed to have been exempt pursuant to Section 3(a)(9) of the Securities Act of 1933.

(a)(2)            Any Bankruptcy, Receivership or Similar Proceeding

         None.

(a)(3) Any Material Reclassification, Merger, Consolidation, or Purchase or Sale of a Significant Amount of Assets not in the Ordinary Course of Business

         On December 3, 1997, the shareholders of Can-Cal approved the acquisition of the assets of Aurum LLC ("Aurum"), a California limited liability company, which consisted of the Volcanic Cinders property at Pisgah, California, and the cancellation of indebtedness to Aurum, in exchange for 2,181,752 restricted shares of its common stock (see Item 7, Certain Relationship and Related Transactions).

         On January 29, 1999, the Company sold its Canadian subsidiary, Scotmar Industries, Inc. (See Item 7, Certain Relationships and Related Transactions).

(b)      Business of Issuer

         The Company is a mining company in the exploration stage. Since about May 1996, the Company has been devoting its resources to examining various mineral properties prospective for precious metals and minerals and acquiring those which it deems promising. It has determined that its focus is to attempt to locate and acquire properties prospective for precious metals and minerals in the southwestern United States, principally in the states of California, Arizona, and Nevada. The Company owns, leases or has an interest in five properties. All properties which the Company has reviewed, and those which it has acquired, are "grass roots" properties, in that they are not known to contain any proven or probable reserves of precious metals or minerals. The Company also had been conducting testing of various materials utilizing independent contractors, at the Tyro Mill (near Bullhead City, Arizona), but does not own the property or much of the equipment located on the property. It appears that the company may no longer have the use of the Tyro Mill.

         However, the Company has done an extensive amount of preliminary testing and assaying on four of its properties which indicate the existence of precious metals on those properties. The Company has performed in excess of 700 "in-house" assays on mineral samples from those properties and has caused a significant number of assays to be performed by independent assayers, which has principally consisted of performing fire assays. The Company's policy is to acquire those properties which its assaying, or assaying by others, indicate the presence of precious metals. The Company contracts with persons who are experienced in performing assays, but are not independent assayers, to conduct "in-house" assays using equipment provided by the Company, on material from properties it is considering acquiring or which it has acquired. It may also send samples of materials on which it obtains the most promising assays to outside independent assayers for assays. However, even if assays indicate the existence of precious metals, a very substantial amount of additional testing and drilling is necessary to determine whether a property contains a sufficient amount of precious metals to constitute "reserves," and whether any such reserves are capable of economic production.

         On April 12 1999, the Company hired Terry Rice as its Vice-President - Operations. Mr. Rice is a metallurgical engineer and has 24 years of experience in the mining industry. Mr. Rice is in charge of all the Company's mining and mineral operations. None of the Company's other officers or directors has had any prior experience in mining. Until Mr. Rice was hired, the Company had been relying upon consultants and other persons experienced in mining with whom the Company had contracted with respect to the identity of properties to be investigated, reviewed and tested for possible acquisition, in the actual testing of the properties, and in the attempted production from mineralized material and ores obtained from others. The Company will continue to use consultants to aid in all phases of its evaluation of properties.

         Ronald D. Sloan, the Company's President, has worked for the Company on a full time basis since May 1996.

         On March 2, 1999, the Company purchased a reverse circulation drill rig capable of drilling to a depth of approximately 150 feet and began a drilling program on the Owl Canyon properties. The Company is currently utilizing that rig to drill exploratory holes on its properties, beginning with the Owl Canyon properties owned and operated by the S & S Joint Venture, in which the Company owns a 50% interest. The Joint Venture has also acquired a core drill rig and is currently engaged in drilling exploratory holes in the Owl Canyon properties. The Joint Venture, as of 1999, had drilled approximately 58 holes and is engaged in assaying samples and analyzing results of the drilling. The Company has also conducted blasting operations and is conducting a trenching program on the Owl Canyon properties. See the "S & S Joint Venture." Following completion of the drilling and trenching programs on the Owl Canyon properties, the Company intends to conduct a drilling program on its Cerbat property.

         On March 16, 1999, the Company purchased a newly developed "concentrator" from its Canadian inventor which produces concentrates from loose material on placer claims. The concentrator is capable of concentrating approximately 50 tons of material per hour. The Company also purchased a truck which it utilized to transport the concentrator from Washington state to its properties, and will use in its operations. The Company intends to attempt to produce precious metals from placer material on its properties and from placer material or properties belonging to others. The Company is in the initial phases of concentrating placer material, utilizing the concentrator.

         In the event that drilling and/or testing by the Company indicates the presence of precious metals or minerals on a property which may be able to be produced on an economic basis, and the cost of doing so and/or the expertise needed is beyond the Company's capabilities, the Company intends to attempt to form a joint venture with a larger mining company to develop and operate the property, where the larger mining company would pay the exploratory and, if warranted, development costs. Alternatively, the Company may attempt to sell a portion, or possibly all, of that property to a larger mining company. There is no assurance that the Company will be able to enter into any such arrangement.

         The Company has been attempting to produce precious metals utilizing the facilities of the Tyro Mill near Bullhead City, Arizona. In March 1999, after several months of testing and processing various materials, the Company produced 16.8 ounces of gold from concentrates obtained from a third party and received $3,654.88 after paying refining costs and fees. The Company does not consider the production of precious metals from those concentrates economic.

         Through Scotmar Industries, Inc., a Canadian subsidiary, the Company was also engaged in the business of purchasing damaged trucks from insurance companies and dismantling the vehicles for the sale of guaranteed truck parts to others. This business was not profitable.

(b)(1) On January 29, 1999, the Company sold Scotmar Industries, Inc., its Canadian subsidiary, which was engaged in the business of purchasing damaged trucks from insurance companies and dismantling the vehicles for the sale of guaranteed truck parts for repair shops, collision repair shops, and the retail public.

(b)(2) The Company has shipped two dore bars to a California refinery to separate into precious metals for sale. The Company received $3,654.88 from the sale of the 16.8 ounces of gold produced.

(b)(3)  The Company has not publicly announced any new product(s) or service(s).

(b)(4) The evaluation and acquisition of precious metals, mining properties and mineral properties is very highly competitive. There are numerous companies involved in the mining and minerals business, virtually all of which are larger, better capitalized, and have more experienced personnel than the Company.

         Exploration for and production of minerals is highly speculative and involves greater risks than exist in many other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of a sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

         The Company's decision as to whether any of the mineral properties it now holds, or which it may acquire in the future, contain commercially mineable deposits, and whether such properties should be brought into production, will depend upon the results of the exploration programs and/or feasibility analysis and the recommendation of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to: 1. the ability to obtain all required permits; 2. costs of bringing the property into production, including exploration and development or preparation of feasibility studies and construction of production facilities; 3. availability and costs of financing; 4. ongoing costs of production; 5. market prices for the metals to be produced; and 6. the existence of reserves or mineralization with economic grades of metals or minerals. No assurance can be given that any of the properties the Company owns, leases or acquires contain (or will contain) commercially mineable mineral deposits, and no assurance can be given that the Company will ever generate a positive cash flow from production operations on such properties.

         Although many companies and individuals are engaged in the mining business, including large, established mining companies, there is a limited supply of minerals land available for claim staking, lease or other acquisition in the southwestern United States, where the Company conducts its activities. The Company may be at a competitive disadvantage in acquiring suitable mining properties, since it must compete with these other individuals and companies, virtually all of which have greater financial resources and larger staffs than the Company.

(b)(5) The Company has processed ores and mineralized materials and produced a limited amount of precious metals on a testing basis. Those materials have come from various sources, none of which is material to the Company.

(b)(6)  The Company is not dependent upon one or a few major customers.

(b)(7)  The  Company  holds  no  patents,  trademarks,   licenses,   franchises,
concessions, or royalty agreements, and has no labor contracts.

(b)(8) Mining operations are subject to statutory and agency requirements which address various issues, including: (i) environmental permitting and ongoing compliance, including plans of operations which are supervised by the Bureau of Land Management ("BLM"), the Environmental Protection Agency ("EPA") and state and county regulatory authorities and agencies (e.g., state departments of environmental quality) for water and air quality, hazardous waste, etc.; (ii) mine safety and OSHA generally; and (iii) wildlife (Department of Interior for migratory fowl, if attractive standing water is involved in operations). See
(b)(11) below. Application is being made by Twin Mountain Rock Venture to add the company's name to certain permits issued by San

Bernardino County and agencies relating to the Company's Volcanic Cinders property in Pisgah, California. That application is made pursuant to the provisions of the Mining Lease Agreement. The Company anticipates that its name will be added to those permits in due course. See Item 3, Description of Properties - Volcanic Cinders Property - Mining Lease Agreement with Twin Mountain Rock Venture.

(b)(9) Because any mining operations of the Company would be subject to the permitting requirements of one or more agencies, the commencement of any such operations could be delayed, pending agency approval (or a determination that approval is not required because of size, etc.), or the project might even be abandoned due to prohibitive costs (for example, water treatment facilities for mine water discharge might be too expensive to build).

         Generally, the effect of governmental regulations on the Company cannot be determined until a specific project is undertaken by the Company.

(b)(10) The Company has not expended funds on research and development activities. The Company does not consider testing or assaying of material or processing of material as research and development activities.

(b)(11) Federal, state and local provisions regulating the discharge of material into the environment, or otherwise relating to the protection of the environment, such as the Clean Air Act, Clean Water Act, the Resource
Conservation and Recovery Act, and the Comprehensive Environmental Response Liability Act ("Superfund") affect mineral operations. For mining operations, applicable environmental regulation includes a permitting process for mining operations, an abandoned mine reclamation program and a permitting program for industrial development and siting. Other non-environmental regulations can impact mining operations and indirectly affect compliance with environmental regulations. For example, a state highway department may have to approve a new access road to make a project accessible at lower costs, but the new road itself may raise environmental issues. Compliance with these laws, and any regulations adopted thereunder, can make the development of mining claims prohibitively expensive, thereby frustrating the sale or lease of properties, or curtailing profits or royalties which might have been received therefrom. In 1997, the S & S Joint Venture spent approximately $32,000 to clean up areas of the Owl Canyon properties as requested by the BLM. This work has been completed. The Company cannot anticipate what the further costs and/or effects of compliance with any environmental laws might be.

(b)(12) The Company's President, Ronald D. Sloan, and Terry Rice, its Vice-President Operations, are the Company's only full-time employees. The Company contracts with other persons to perform services as independent contractors. At the present time, independent contractors are performing a variety of duties for the Company and the S & S Joint Venture, such as drilling, building roads, assaying, and refabricating the Tyro Mill. The Company has no computer operations that it believes will be affected by the year 2000 issue.

ITEM 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

(a)      Plan of Operation

         The Company's plan of operation through July 2000 includes completing the drilling and trenching programs at the S & S Joint Venture's properties, in which it owns a 50% interest (see Item 3. below), determining whether those properties contain precious metals, and if so, determining whether the property contains a sufficient amount of precious metal which can be mined at a profit so as to constitute "reserves" and, if so, the amount of those reserves. If the property contains "reserves" in an amount sufficient to justify development, the Company intends to attempt to joint venture or sell an interest in the property to a larger mining company, on the condition that the larger mining company will develop the property.

         Following completion of the drilling and trenching programs at the Owl Canyon properties, the Company intends to conduct a drilling program on its Cerbat properties, which it leases with an option to purchase (see Item 3), to determine the nature and extent of mineralization existing on the property. Since the Company has not performed any drilling operations on that property, it is as yet unable to state the nature and extent or cost of the drilling it will undertake. This drilling program is expected to begin in the latter part of 1999.

         The Company also intends to concentrate various placer material available to it using its newly acquired "concentrator." The Company has conducted a significant number of "in-house" assays on various placer materials available to it and, based upon those assays, believes that the placer material contains precious metals which the Company believes may exist in sufficient amounts to be mined commercially. If the testing continues to be promising, the Company may seek to claim other placer properties. However, since its concentrating activities have only recently been initiated, there is no assurance that precious metals exist in the placer material in commercial quantities, or that the Company can produce it at a profit.

         In addition, the Company intends to continue its current program of testing Volcanic Cinders from its property at Pisgah, California, to determine whether they contain any precious metals. It is working with third parties who are performing tests on that material.

         Since it appears that the Tyro Mill will no longer be available to the Company, it may curtail the company's testing of various ores, unless the company is able to obtain the use of other suitable testing facilities.

         It is not anticipated that the Company will purchase (or sell) any significant amount of equipment or other assets, or experience any significant change in the number of personnel who work for the Company, during the 12 months ending July 2000.

         The Company believes it has sufficient funds to satisfy its cash requirements through August 2000. Should it be necessary for the Company to obtain additional funds, the Company may attempt

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



to sell an interest in one or more of its properties or otherwise obtain funds from outside sources. The Company believes that it may be possible for it to borrow additional funds, using its Volcanic Cinders property as collateral, but there are no loan facilities in place to date.

(b) Management's Discussion and Analysis of Financial Condition and Results of Operations

General

         The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Form 10-SB.

         Can-Cal Resources, Ltd. (the "Company") holds an interest in four mineral properties in the southwestern United States. None of these properties have any proven or probable reserves and none of these properties is in production. As of December 31, 1998, the Company had invested approximately $826,000.00 in the Owl Canyon joint venture. Other than its operation through Scotmar Industries, the Company has dedicated its efforts and financial resources to attempting to locate and acquire suitable properties and in conducting exploration and testing on those properties. Consequently, the Company has no operating income or cash flow from its mineral operations other than the receipt of $3,654.88 that it received in May 1999 from the sale of gold obtained from processing ore obtained from others.

December 31, 1998 Compared with December 31, 1997

         All the Company sales, cost of goods sold, gross profit, operating and general administrative expenses, and loss from operations for 1998 resulted from Scotmar Industries, Inc. The Company capitalized all expenses related to its mineral operations. For 1997, all of the Company's "sales" were from Scotmar. Scotmar's results for 1997 and 1998 were as follows:

                                                 1998              1997
                                                 ----              ----

         Sales                              $     97,720      $     79,258
         Cost of good sold                        74,783            51,323
         Gross profit                             22,987            27,935
         Net loss for the year                  (100,344)          (90,130)

         In addition, the Company loaned Scotmar, as of December 31, 1998, $83,400.00. Since Scotmar was sold after December 31, 1998, the Company will be devoting all its resources toward its mining activities.

         The Company estimates that it has spent in excess of $60,000.00 during the six months ending June 30, 1999 on testing various materials and related activities utilizing the Tyro Mill. It appears that the mill may no longer be available to the Company. See "Processing of Material Tyro Mill". Therefore, unless the Company obtains other suitable testing facilities, its expenditures

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



on testing should be significantly reduced. Correspondingly, its ability to test materials "in house" for precious metals content would likely be reduced.

Liquidity

         The following table summarizes working capital and total assets

                               Six Months            Fiscal Year Ended December 31,
                             Ended June 30,
                                1999                    1998              1997
                                ----                    ----              ----
Working Capital            $    162,400.00         $    117,900.00   $    (10,200.00)
Total Assets               $  2,032,800.00         $  1,894,900.00   $  1,630,400.00

         The Company's capital needs have been met by equity subscriptions and loans from related parties (see Item 7. Certain Relationships and Related Transactions and Notes 7 and 8 to the Financial Statements).

         The Company believes it has sufficient working capital to fund its ongoing exploration program and to meet its administrative and overhead expenses anticipated over the next year. However, the Company will likely require additional financing to fund further exploration. The amount of such additional funding is not determinable as of this date. The Company does not expect to receive any revenue from any of its properties in the foreseeable future. Debt financing may be feasible using the Volcanic Cinders property as collateral, but no loan facilities have been established to date, and such debt financing may not be feasible.

         The Company's financial success will be dependent upon the extent to which it can discover mineralization, and the economic viability of developing its mineral properties. Such development may take years to complete and the amount of resulting income, if any, cannot be determined with any certainty.

         The Company has no material commitments for capital expenditures.

ITEM 3.           DESCRIPTION OF PROPERTIES

         The Company owns or has an interest in five properties, one which it owns in fee (the Volcanic Cinders property) and one which it leases with an option to purchase (the Cerbat property). The remaining properties are unpatented mining claims acquired through filings with the BLM. Each placer claim covers 160 acres. Each lode claim covers 20 acres. The Company is obligated to pay a holding fee or spend $100.00 in work per claim each year in order to maintain the claims.

         Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include posting thereon of a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also annually pay certain rental fees to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment or under the doctrine of extralateral rights.

         The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's operations cannot be determined conclusively until such a revision is enacted.

THE S & S JOINT VENTURE'S OWL CANYON PROPERTY

         As of September 13, 1996, the Company entered into a Joint Venture Agreement with the Schwarz family covering approximately 425 acres of unpatented placer and lode mining claims in the Silurian Hills of California, known as Owl Canyon. The S & S Joint Venture has since increased its holdings to approximately 1,600 acres of placer claims, of which 765 acres are also covered by lode claims and five acres by a mill site claim. These claims are deemed to be prospective for precious metals and some base metals. The property is located approximately 23 miles northeast of Baker, California. The property is accessible by a road which consists of nine miles of paved surface and fourteen miles of dirt surface. Pursuant to the terms of the Agreement, the Company and the Schwarz family each have a 50% interest in the S & S Joint Venture which is operated by the Management Committee, comprised of Mr. Sloan the Company's president, and Ms. Robin Schwarz, a member of the Schwarz family. Pursuant to the terms of the Joint Venture Agreement, the Company has been and is funding the Joint Venture's operations. Any income from the Joint Venture will first be paid to the Company to repay monies advanced to the Joint Venture or spent on its account, with any additional income divided 50% to the Company and 50% to the Schwarz family.

         As the acquisition price of its 50% interest in the S & S Joint Venture, the Company issued 500,000 shares of its common stock to the Schwarz family, subject to investment restrictions. The shares may only be sold in compliance with United States securities laws, including Rule 144. Appropriate stop transfer instructions have been issued to the Company's transfer agent. None of those shares have been sold. The shares were issued with "No Sale" restrictions, all of which have expired, except that 100,000 of the shares cannot be sold until after November 5, 1999. As of December 31, 1998, the Company had a total investment of approximately $826,000 in the S & S Joint Venture.

         The Joint Venture has the following equipment and facilities, all of which are used, but are operational: a refurbished 8-level screen classifier which separates various grades of ores; five concentrate tables to obtain concentrates from the "in-house" processed ore; a fire assay furnace so that the Venture is able to assay ores and concentrates at its own facility without using independent sources; a smelting furnace for the production of precious metals; an impact mill which is used for crushing rock; a conveyor feeding system, built for quantity, fed by a front end loader which was purchased in 1998 to process mineralized material from lode mining claims; an additional screening system constructed for the processing of placer material; several platforms designed and constructed to access the furnaces and ore loading areas; two 400 lb. capacity furnaces, (five total furnaces on the property); sediment tanks, with two additional 3,000 gallon tanks, run by pumps for recycling thousands of gallons of water used for concentrating shaker tables; plumbing and PVC installed underground to move water from four levels of the property; a self contained trailer to facilitate the transportation of water to Owl Canyon; two air compressors, one a portable for jack hammering on the hillside, the second on a trailer for portability up and down the canyon; a core drill capable of drilling to about 80' for further testing; equipment to construct a 7,500' bucket line to transport head ore from the mountain to the mill site; and rebuilt engines and new engines for the milling facility. A new generating power plant has also been added. New roads have been constructed throughout the canyon to allow accessibility to the various deposits. The Venture spent approximately $32,000 to clean up all areas of the property to the BLM's satisfaction.

         The Joint Venture retained Wilmarth & Associates,  which is operated by
L. Wade Wilmarth, a registered geologist, to prepare a preliminary geologic mapping report of the Owl Canyon properties. That report, dated January 21, 1998, contains the following description of the geological setting of the Owl Canyon properties.

          GEOLOGICAL SETTINGS

                  Geological units within the Silurian Hills consist of Precambrian metamorphic and granitic rocks; approximately 11,000 feet of Precambrian clastic sedimentary rocks assigned to the Pahrump Group; Paleozoic (?) recrystallized carbonate rocks (Riggs Formation), Cretaceous (?) granitic rocks which intrude older rocks; Tertiary volcanic and sedimentary rocks and Cenozoic monolithologic megabreccia deposit consisting of Paleozoic carbonate rocks derived from apparently, the Goodsprings Dolomite (which occurs only within the northeast section of the Silurian Hills) and

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                  Cenozoic  fan  gravels and terrace  gravels.  Terrace  gravels locally overlie the older rocks.

                  A relatively flat, locally domed faulted, thrust fault forms the main structural element of the Silurian Hills. The fault, termed the Riggs thrust, separates Precambrian rocks of the Pahrump Group on the lower plate from Paleozoic rocks of the Riggs Formation on the upper plate. Faulting the Riggs thrust are significant and numerous north/south to near north/south faults. Underlying the Riggs thrust are a "chaos" structure and a "megabreccia" deposit. As noted in Reference 2, "The chaos is a mass of large and small blocks generally lenticular and elongate in shape and ranging in size from pods a few feet in diameter to blocks hundreds of feet long." Each block is bounded on all sides by surfaces of movement.

                  The Owl Canyon area and southerly adjacent terrain exhibits an overall strike of approximately N70W for the canyon drainages and immediate southerly ridge lines. To the north, Owl Canyon exposes Paleozoic(?) dolomite rocks with remnant bedding.

                  Within Owl Canyon, Precambrian metasediments are exposed locally throughout the canyon within bedded and recrystallized dolomite rock. Along the northerly-facing ascending southern canyon wall, in fault-contact between recrystallized dolomite rocks are Precambrian metasediments and granitic rock. Capping the immediate ridge, south of Owl Canyon are recrystallized Paleozoic dolomite rocks. To the south descending from the main ridge line, in fault contact with dolomite rocks, are Precambrian granite and metamorphic rocks. Locally, quartzite rock occurs throughout the rock sequence.

                  Structurally, described rock units are in fault contact aligned primarily with the overall trend of Owl Canyon (N70W). Pervasive faulting oriented near north/south to north/south occurs throughout the Owl Canyon area and the southerly terrain. Dominant closely spaced north/south trending faulting occurs in the near central area of Owl Canyon where they intersect with northwest trending faults. In this area, vicinity of north/south faulting, the rocks are highly fractured with secondary alteration zones due to migrating hydrothermal fluids. The strike and dip of remnant bedding, foliations and rock fabric parallel canyon and ridge alignments. Dominant dip is to the south at moderate to steep angles with an average near 45 degrees.

                  Mineralization of the mapped area appears to be related to Tertiary(?) hydrothermal fluids migrating along north/south oriented faulting and at the contact between metamorphic and dolomite rocks. Along the southerly ridge adjacent to Owl Canyon, metalliferous deposits along north/south oriented fractures are prevalent near the central area of Owl Canyon. Centrally, along the southern side of Owl

                  Canyon, fault contact areas exhibit localized zone alteration from migrating hydrothermal fluids producing mineral-rich deposits (pyrite, chalcopyrite, argentite(?) manganese, limonite  sylvanite  (?),  malachite,  copper,  lead,  barite, scheelite, gold and silver tellurides). Typically, hydrothermal deposits range in width from approximately 18 inches to 3 feet.

OWL CANYON ASSAYS

         Although the Joint Venture has the capability to, and does, perform its own fire assays, it has sent both samples and whole rocks taken from the surface of the property to independent laboratories for fire assays. Most of the samples from the lode claims have been sent to Cone Geochemical, Inc., Denver, Colorado, an assay firm. Of the most promising surface samples taken, Cone Geochemical, Inc. reported the following assay results:

  Sample ID               Location       Assay Results
    ---------               --------       -------------

    SQHO                    Owl Canyon     0.577 oz/ton gold/86 oz/ton silver

    SQ Rock 3               Owl Canyon     0.559 oz/ton gold/19.8 oz/ton silver

    SQH 0300                Owl Canyon     1.396 oz/ton gold/311 oz/ton silver

    SSQ Head Ore Screen     Owl Canyon     0.690 oz/ton gold/118 oz/ton silver

         In order to determine if those values continued below the surface, approximately 15 tons of material was removed to a depth of 3 to 4 feet to expose a continuation of one of the veins. Following that vein structure 8 feet, a sample was removed from a depth of approximately 3 to 4 feet, and the sample was again sent for an independent assay. Cone Geochemical, Inc. reported the following assay on that sample:

     8FTSOQ 11-24        Owl Canyon         1.351 oz/ton gold/66.5 oz/ton silver

          Wilmarth  &  Associates   then  selected  four  surface  samples  from
different areas of the lode claims which they sent to Cone Geochemical, Inc. for fire assay. The results were as follows:

        SAMPLE                  OZ/TON GOLD                  OZ/TON SILVER

        W-1                        0.257                         5.08
        W-2                        0.002                         0.35
        W-3                        0.009                         0.2
        W-4                        0.274                         1.94


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



         The Joint Venture also had another mining Company perform assays on surface samples which it took from the surface of another area of its lode claims. That mining Company reported the following results:

    Owl Canyon ssq rock & crushed         0.400 oz/ton gold/13.855 oz/ton silver
      (Super Quartz)
    Super Quartz "Owl Canyon"             0.590 oz/ton gold/84.545 oz/ton silver

         The Joint Venture also sent a surface sample to Dr. Ralph Pray, an assayer, who reported the following results:

             RRXX      Owl Canyon      2.41 oz/ton gold/24.5 oz/ton silver


         The Joint Venture has performed in excess of 500 "in-house"assays from surface samples on its Owl Canyon lode claims, over 90% of which produced gold and/or silver beads in varying sizes. Although the work to date indicated that there are mineralized materials on the property, the extent, grade and ease of processing of those materials has not been established.

         Following two years of extensive exploration work, testing, and assaying on the claims, the management committee determined there is sufficient evidence to continue further exploration of the property, including both lode and placer areas. Following this determination, the Joint Venture acquired two drill rigs, one reverse circulation rig, and one core rig, which are currently drilling a series of exploratory holes. 58 exploratory holes have been drilled to date in two small sections of the properties under the direction of the geologists and others with whom the Company contracts. Samples were taken from each hole for testing, assaying and analysis. This process is ongoing. In addition, in April and May 1999, the Joint Venture conducted two blasting operations in which it opened up areas of the property which it believes contain a vein or veins with precious metal content. The material obtained from drilling and blasting is currently being assayed and analyzed.

         The Joint Venture is presently conducting a trenching program under the supervision of Bruce Ballantyne, a mining consultant from Vancouver, British Colombia. The Company is focusing on mapping of the entire Owl Canyon project and will continue to take samples from various areas of the property for independent analytical analysis and assay. The Company intends to have a report prepared evaluating the Owl Canyon properties. This project should be completed by the fall of 1999.

THE CERBAT PROPERTY

         On March 12, 1998, the Company entered into a Lease and Purchase Option Agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mojave County, Arizona. The patented claims cover approximately 120 acres. The Company has paid $10,000 as the initial lease payments and is obligated to pay the sum of $1,500 per quarter as minimum advance royalties. To date, the Company has made all minimum advance royalty payments required. The Company has the option to purchase the property for $250,000, less payments already made. In the event the Company produces precious metals from the Cerbat Property prior to the exercise of the Purchase Option, it is required to pay to the lessor a production royalty of 5% of the gross returns received by the Company from the sale or other disposition of metals produced. An exploratory drilling program is scheduled for 1999 on the claims to determine the length of the structures in existence on the property.

         The Company has been informed that the property contains several mine shafts of up to several hundred feet in length and tailing piles containing thousands of tons of tailings. The Company has also been informed that the Cerbat Property has not produced since the late 1800's. However, prior to its entering into the Lease and Purchase Option Agreement, the Company received assays of samples taken from tailings and near the entrance of the mine shafts, as well as engineering reports from reputable assayers and engineers indicating the presence of precious metals in what may be commercial amounts. The Company also performed "in-house"assays on samples taken from the property, with similar results. Extensive additional testing will be necessary to determine whether the property contains any reserves.

CERBAT GEOLOGY

         The Company's geologic information regarding the Cerbat claims comes from a report prepared by a consulting engineer in 1943. The relevant information contained in that report is as follows:

         Veins:
                           The vein system of the Cerbat  Group  consists of two
                  parallel veins which are approximately 70 feet apart at the New Discovery shaft on the Rolling Wave claim. The eastern branch is, in my opinion, the southern exposure of the main Cerbat vein on which the principal development work has been done to a vertical depth of 250 feet. This is a strong Mineralization outcropping at intervals for approximately 3000 feet in the Cerbat, Red Dog and Rolling Wave claims. The vein is steeply dipping and varies in width from 4.5 feet in its most southerly exposure to an average of 5.5 feet in the main workings of the Cerbat mine some 3000 feet to the north. The vein material is limonite in a quartz gangue carrying cerrusite with occasional bunches of very high grade galena. The accompanying metals are gold and silver. The western branch of these parallel veins shows only a short segment exposed at and near the New Discovery shaft. The hanging wall of this vein is well formed and sharply defined but the footwall as exposed in the superficial workings of this shaft is a series of short slips parallel to the strike of the vein, N55W. They have created what is apparently a false wall which is soft and "drumy" indicating a talcose condition.
                  Insufficient work has been done in the single short, superficial drift to determine what extent these slips may have affected the continuity of the ore both horizontally and longitudinally. If the Cerbat workings had been available for study a more definite conclusion could probably be reached. The primary ore minerals in evidence are galena, sphalerite and occasional small showings of pyrite.

         Location:
                           The Cerbat Group of claims is located in the Hualapai
                  Mining District about 15 miles north from Kingman which is the nearest railroad and supply point. The state highway from Kingman to Boulder Dam and Las Vegas passes within four miles of the property and a good County road connects the state highway with the mine. The County road passes through the
                  Rolling Wave and Red Dog claims making transportation available to the lower workings. An old road connects the New Discovery shaft with the Cerbat workings near the crest of the hill. Because of disuse this road needs some minor repairs to effect truck transportation to the upper Cerbat workings. This group of claims is favorably situated for trucking and transportation purposes.

THE VOLCANIC CINDERS PROPERTY

         During December 1997, the Company acquired fee title to the Volcanic Cinders property at Pisgah, San Bernardino County, California. The property is comprised of approximately 120 acres, containing a very large hill of volcanic cinders, with easy road access from Interstate 40. Garvin Surveying Sciences, a California based company, completed a survey of the property estimating approximately 13,500,000 tons of volcanic cinders above the surface. The Company has not verified any tonnage existing below the surface. Approximately 3,000,000 tons of the cinders have been screened and stockpiled. The following equipment is located on the property: a large ball mill (which crushes the cinders), truck loading pads, two buildings, large storage tanks, conveyors to load trucks, ore silos and grizzly screening equipment. The Company has caused independent assays to be performed for gold, silver, and platinum group metals. Those assays (fire assay for gold and nickel sulfide assays for platinum group metals) indicated only trace amounts of those metals. The Company has taken samples from 30 different locations on the surface of the cinder hill and performed "in-house" assays. Of the samples, 28 proved positive for the existence of gold and silver in varying, although small, amounts.

         Mining Lease Agreement with Twin Mountain Rock Venture: In order to generate cash for its operations, the Company, effective May 1, 1998, entered into a Mining Lease Agreement on its Volcanic Cinders property with Twin Mountain Rock Venture, a California general partnership ("Twin Mountain"), which is an indirect subsidiary of Peter Kiewit & Sons, Inc. of Omaha, Nebraska. The Agreement is for an Initial Term of ten years, with an option to allow Twin Mountain to renew the Lease for an Additional Term of ten years. The Company has agreed to make 600,000 tons of volcanic cinders available to Twin Mountain during the Initial Term, and an additional 600,000 tons during the Additional Term, which Twin Mountain will process and sell primarily as decorative rock. The Agreement provides for minimum annual royalty payments by Twin Mountain of $22,500 per year for the Initial Term and $27,500 per year for the Additional Term. Twin Mountain is also obligated to pay the Company a monthly production royalty for all material mined, processed, consumed, and/or sold or removed from the premises, calculated as follows: i. the greater 5% of gross sales F.O.B. Pisgah Crater, or $.80 per ton for material used for block material; and ii. 10% of gross sales F.O.B. Pisgah Crater for all other material; and iii. Twin Mountain receives a credit against the amount of any production royalty payment for minimum royalty payments previously made. The Company received the initial payment of $22,500 from Twin Mountain upon execution of the Agreement. Twin Mountain has not yet removed any material from the property and has indicated to the Company that it is unlikely it will remove any such material for a period of about two years. However, Twin Mountain does not have the right to remove or extract any precious metals from the property. Twin Mountain has agreed to use its good faith efforts to cause its mining permit, reclamation permit, and air quality permit to be issued in the name of both Twin Mountain and the Company. This process is currently underway. The addition of the Company's name to those permits will save the Company significant effort and expense related to obtaining those permits.

         Financing Based on the Twin Mountain Lease Agreement: On February 12, 1998, in order to obtain additional funds for its operations, the Company entered into a Loan Agreement with a lender in which the lender agreed to loan the Company up to $150,000, subject to the Company entering into a Mining Lease Agreement with Twin Mountain which was acceptable to the lender. The Mining Lease Agreement with Twin Mountain was acceptable to the lender. That Agreement was amended on June 1, 1998, to reduce the maximum amount of the loan to $127,500. $25,000 was advanced to the Company by the lender on signing. The lender has loaned the Company a total of $77,500 and the Company does not anticipate that any additional amounts will be loaned. The loan bears interest at the rate of 8% and is due and payable on July 31, 2001. As security for the loan, the Company has granted the lender a first deed of trust on the Volcanic Cinders property at Pisgah and has assigned all payments due it from Twin Mountain to the lender until such time as the loan and interest are paid in full. In May 1999, Twin Mountain made the second payment of $22,500 to the lender pursuant to the assignment of payments.

         On May 10, 1998, the Company sold 100,000 shares of its common stock to James Dacyszyn, a citizen and resident of Canada, at $.45 per share ($45,000). Mr. Dacyszyn was elected a director of the Company on February 8, 1999. Mr. Dacyszyn had the option at the end of the year to return the 100,000 shares in exchange for the Company's Promissory Note due one year from the date of issuance, with interest at 8%, secured by a second mortgage on the Company's Volcanic Cinders property. Mr. Dacyszyn has elected to retain his shares.

         Plasma Furnacing Testing: In the summer of 1998, the Company engaged in a testing program in which the volcanic cinders were subjected to plasma furnacing. The Company has submitted samples of volcanic cinders to a third party which has informed the Company that it has developed a proprietary plasma furnace, including proprietary plasma furnacing techniques. The Company does not have access to the plasma furnace or any related technology. It is the Company's general understanding, however, that, among other things, plasma furnacing includes heating the cinders to extremely high temperatures, far in excess of those utilized in conventional assay procedures, and then treating that material utilizing proprietary techniques to separate any precious metals from the cinders. The plasma furnacing was conducted exclusively by the third party to whom the Company submits samples and from whom it receives the treated material.

         The Company has caused treated material from the surface of the Volcanic Cinders property and also from concentrates of its volcanic cinders obtained from plasma furnacing to be analyzed by a highly experienced independent assayer selected by it who utilizes Induced Coupled Plasma assaying equipment. The analytical reports received to date from the assayer indicate the presence of precious metals. However, all testing to date has been performed on small quantities of the volcanic cinders, e.g., three ounce samples. These analytical procedures are not equivalent to conventional fire assay tests. The Company has been informed that the plasma furnacing equipment is still under development and is not presently capable of treating large amounts of cinders. As a result, the Company has not been able to have any of its volcanic cinder material plasma furnaced since the fall of 1998. It is the Company's intention to use its best efforts to cause additional testing to be conducted and, if possible, to cause greater amounts of its volcanic cinders to be plasma furnaced to determine the presence of precious metals in the materials. No precious metals have been produced from the volcanic cinders and there is no assurance that any will be produced.

         The Company has been advised orally by the developer of the plasma furnacing technology and equipment that if the equipment is fully developed and becomes operational, and if production results are successful, the Company will be given the first opportunity to negotiate a long-term arrangement or acquire the technology and related equipment. Any such arrangement would be subject to appropriate due diligence. There is no assurance that the equipment will be fully developed, become operational, or that it will achieve any production or any such arrangement can be achieved.

         Reductive Fusion Testing: In May 1999, the Company engaged a California company which indicated that it had developed a proprietary Reductive Fusion process to extract precious metals from materials containing those metals. The Company had tests run on 90 gram samples of its volcanic cinders and concentrates therefrom which had been treated by the Reductive Fusion Process. The analytical results indicated the presence of precious metals. The Company then had the California company process 400 lbs. of its volcanic cinders which it had processed and obtained concentrates. Those concentrates are currently being further processed and tested to determine whether, in fact, they contain any precious metals and if they do contain any precious metals, whether they can be extracted on an economic basis. There is no assurance that any precious metals exist in the volcanic cinders, or that if they do exist, that they can be profitably extracted. Additional tests are being made on cinders treated by this reductive fusion process.

THE LIMESTONE PROPERTY

         This property consists of 460 acres of lode claims on BLM property , which the Company regards as prospective for use in cement. The property is located 18 miles southeast of Lucerne Valley, California, off highway 247. The first 12 miles is paved surface and the next six miles is excellent dirt road. The deposit is contained in a very large hill, with the deposit rising from the ground level to several hundred and possibly a thousand feet up within the hill. There are dirt roads to the top of the property. The Company is informed that the property was previously mined by a cement company which discontinued its mining operation around 1981. There are other companies currently mining limestone deposits in the same general area. The Company has initiated discussions with companies engaged in the cement business with respect to the possible sale of the property to them, but has not yet reached any agreement to do so. There is no assurance that those companies have any interest in acquiring the property or that the Company will be able to reach any agreement to sell it. The Company does not intend to attempt to mine the property itself.

HASSYAMPA PROPERTY

        This property consists of 960 acres of placer claims on BLM property near Tonapah, Arizona. The Company has spent approximately four months testing and assaying this placer material which, in the Company's opinion, may contain precious metals. However, further testing of the property will await finishing, pending exploratory work on other properties the Company owns or is considering acquiring.

PROCESSING OF MATERIAL - TYRO MILL

        During 1996 and 1997, the Company utilized the facilities of the Tyro Mill located near Bull Head City, Arizona to test and process certain materials and conduct assaying and other related operations. In that connection, the Company advanced a substantial amount of funds to Tyro, Inc., a Nevada corporation ("Tyro"), which asserted that it owned or had the right to acquire the Tyro Mill and equipment located thereon. Certain disputes arose between the Company and Tyro, which were resolved by an agreement executed between the Company, Tyro, and its two owners, individually, whereby Tyro and its two owners individually agreed to pay the Company the sum of $65,000. That debt is secured by a financing statement on a substantial amount of equipment at the Tyro Mill, including mixers, electronic equipment, electrowinning equipment, pumps, tanks and related materials. The $65,000 was due and payable on May 10, 1998. However, only $15,000 has been paid and the balance of $50,000, plus interest, is currently in default.

        On March 30, 1998, the Company instituted litigation against Tyro and its two owners to collect the balance of the funds owed, plus interest, to which each of the Defendants executed confessions of judgment. The Company has not pursued the collection of the amounts owed as of this time, pending its determination of the feasibility of utilizing the Tyro Mill in its operations and possible negotiations with persons claiming an interest in the Mill site and/or the equipment located thereon.

        The Tyro Mill is located on BLM land. The Company has investigated the ownership of the title to the claims to the property on which the Tyro Mill is located and the equipment located thereon. While the issue is not free from doubt, and will likely be contested, the Company believes that the proper owner of the claims is someone other than Tyro. The Company had been negotiating with that person to retain the use of the Tyro Mill, even if the ownership is transferred to another party. Disputes may also exist regarding ownership of certain equipment at the Tyro Mill.

         The Company is informed that the Tyro Mill was constructed, beginning in 1980-82, at a cost in excess of $3 million. Additional equipment has recently been purchased by the Company and installed in order to accommodate incoming material for processing purposes. The mill consists of a carbon and pulp factory and includes buildings, a laboratory, five 33,000 gallon leach tanks with agitation, numerous smaller tanks, an electrical plan, 120 thousand gallon water storage tanks, a 4 inch water line approximately five miles in length from Lake Mohave, an atomic absorption analyzer, a Northwest 20 ton crane, an Eimco filter press, an Ametek belt filter, a jaw crusher, ball mills, an 8 yard 400 Hough loader, furnaces, conveyors; electrowinning equipment, a primary crushing circuit capable of crushing 80 tons per hour, four Chuga carbon pulp 3,000 pound tanks, three 150 horsepower air compressors, a power line 4 1/2 miles long, and two 500 KW power service transformers. The plant was designed to process a capacity of 500 tons of ore per day.

        Beginning in about May 1998, the Company obtained the use of the Tyro Mill on a limited test basis to test various ores and mineralized material to determine if they contained precious metals and, if so, whether they could be extracted on an economic basis. The Company contracted with a third party which provided a foreman, a person experienced in conducting various assaying procedures and personnel capable of operating the equipment located at the mill to conduct testing and processing. The Company utilized the facilities of the Tyro Mill in producing the 16.8 ounces of gold it produced.

         The Tyro Mill is not currently permitted. The Mill will require an aquifer permit and an air quality permit, with a reclamation plan and bonding and perhaps other permits from Arizona state agencies and the BLM. The Company has been informed by the person with whom it has been contracting to utilize the Tyro Mill that on July 22, 1999 the BLM had rejected his Notice and Plan of Operation for the Millsite claims covering the Tyro Mill and issued a Notice of Noncompliance and Cessation Order which requires the immediate cessation of all mineral processing and related activities at the Tyro Mill. That person has the right to appeal the decision or submit an acceptable plan of operations. Therefore, at this time, it appears that the Company may no longer be able to utilize the Tyro Mill.

SCOTMAR INDUSTRIES, INC., dba TRUCK CITY

        Truck City, which was owned and operated by a wholly owned Canadian subsidiary of the Company, Scotmar Industries, Inc., engaged in the business of purchasing damaged trucks from insurance companies and dismantling the vehicles for the sale of guaranteed truck parts to repair shops, collision repair shops and the retail public. When Truck City was purchased, management decided to convert it to the specialized field of General Motors trucks only. The Company was prepared to sustain some losses until the conversion was complete. However, the conversion required substantial additional funding. The Company determined to sell Scotmar Industries because it believed that its available funds could be better utilized in acquiring mineral and testing properties and because Scotmar Industries would likely continue to incur losses unless and until it obtained significant additional financing. On January 29, 1999, the Company sold Scotmar

Industries to an unaffiliated British Columbia Company (see Item 7. Certain Relationships and Related Transactions).

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT

         Set forth in the table below is the number of equity securities of the Company beneficially owned by all officers and directors as of August 9, 1999. There were 7,949,782 shares of common stock outstanding on that date. There are no persons other than those listed below who, to the Company's knowledge, own more than 5% of the Company's common shares.


  Title of Class        Name and Address of       Amount and Nature        Percent of Class
                          Beneficial Owner        of Beneficial Owner
-----------------       -------------------       -------------------      -----------------
Common stock, par        Ronald D. Sloan*,               785,431                  10.3%
value $.001              Vancouver, British
                         Columbia
Common stock, par        John Brian Wolf,                785,431                  10.3%
value $.001              Vancouver, British
                         Columbia
Common stock, par        Barry E. Amies,                 175,571                   2.3%
value $.001              Vancouver, British
                         Columbia
Common stock, par        James Dacysyzn                  470,000                   6.1%
value $.001              Vancouver, British
                         Columbia
Common stock, par        Terry Rice                        -0-                     -0-
value $.001              Kingman, Arizona
Common stock, par        All Officers and               2,216,433                 29.1%
value $.001              Directors as a group

        * Mr. Sloan's wife owns 100,000 shares of the Company's common stock. Mr. Sloan disclaims any beneficial ownership in those shares.

         There are no arrangements which may result in a change in control of the Company. There are no warrants or options outstanding to purchase any shares of the Company.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL
         PERSONS

         Ronald Daniel Sloan, age 58, is President and Treasurer, and a Director of the Company. Mr. Sloan has been employed full time with the Company since May 2, 1996. For the past 10 years, Mr. Sloan, through a number of companies, has been engaged in the automotive brokerage business, dealing with total loss vehicles for insurance companies. Since 1994, Mr. Sloan has owned Canadian Auto Market Trends Ltd., a Company engaged in that business. From approximately 1986 to 1996, Mr. Sloan owned Knight Auto Recyclers Ltd., an automotive parts company which dismantled total loss vehicles and sold guaranteed parts to automotive dealers, collision repair shops and the retail public. From 1992 until 1996, Mr. Sloan worked at Truck City, Inc., which is engaged in the business of purchasing damaged trucks from insurance companies and dismantling the vehicles for the sale of parts. Until approximately 1990, Mr. Sloan was a director and secretary of Save-On Used Auto and Truck Parts Ltd., which was sold to unaffiliated persons. He was elected President on May 2, 1996 and a Director on May 3, 1996.

         Terry Rice, age 52, joined the Company in April 12, 1999 as Vice President - Operations. Mr. Rice attended the University of Idaho from 1989 through 1994 and received a B. Sc. in metallurgical engineering in 1994. From January 1975 through 1985, Mr. Rice worked with Intermountain Mineral Engineers, Inc. as a metallurgist and mill foreman. He was responsible for metallurgical reports and testing, lining out crews, and scheduling maintenance at Intermountain's 250 tpd custom mill that milled for themselves, as well as several other companies, including Bunker Hill and Independence. From approximately 1985 through 1990, Mr. Rice worked for American Smelting and Refining Company as an underground miner. He worked as raise, drift and stope miner. As a result of an injury, he was unable to continue as an underground miner and enrolled at the University of Idaho. From January 1990 through December 1995, Mr. Rice worked part time for Pintlar Corporation, Citizens Utilities, and the University of Idaho, doing computer drafting and driving a truck while earning a degree at the University of Idaho. From January 1995 through July 1998, Mr. Rice worked for Addwest Minerals, Inc. at its Gold Road Mine as a metallurgist, mill superintendent, and environmentalist. He was responsible for metallurgical testing, daily and monthly metallurgical and mill reports, the mill budget, purchasing, scheduling maintenance, environmental sampling and reporting, lab and mill supervision, selling gold, and coordinating the mill with the mine at a 500 tpd CIP mill. From July 1998 through December 1998, Mr. Rice worked at Martha Mine in Oregon and prepared a feasibility study on opening a small mine and mill.

         Brian John Wolfe, age 46, is Secretary and a Director of the Company. He was elected Secretary on May 2, 1996 and a Director on May 3, 1996. Mr. Wolfe has, since 1987, owned Wolfe & Associates Appraisal Services, which appraises damages sustained by vehicles, recreation vehicles, motorcycles and equipment after an accident, for insurance companies throughout North America. Prior to 1987, Mr. Wolfe managed Collision Repair Shops in the Vancouver, B.C. area.

         Barry E. Amies, age 55, has been Vice President and a Director of the Company since October 14, 1998. Mr. Amies has extensive experience in financing, insurance and mining. He started Baron Insurance Agency in 1968 and built it from a one-man operation to 45 employees, when he sold it in 1994. He also started Baron Financial, which was added to the insurance business to incorporate financial investments. Mr. Amies was the President of the Insurance Brokers of British Columbia, Director and Vice President of Insurance Brokers of Canada, President/Chairman for the Centre for the Study of Insurance Operations of Canada, and was Chairman of the Insurance Council of British Columbia, which is a regulatory body for brokers. In 1990, he was the Insurance Marketer of the Year for North America. Since 1980, Mr. Amies has been President of Zalmac Mines, Ltd., which has properties in Canada prospective for gold, silver, molybdenum, and other metals.

         James Dacyszyn, age 68, was elected as a Director of the Company on February 8, 1999. Mr. Dacyszyn is a Canadian citizen who is semi-retired and is a member of the association of professional engineers, geologists and geophysicists of Alberta, Canada. Mr. Dacyszyn currently owns and operates several concrete transit mix plants and gravel operations in central Alberta, Canada. The companies are now being managed by his son, a professional engineer, and Mr. Dacyszyn is retained in a consulting capacity. Mr. Dacyszyn brings his experience in materials engineering, including drill testing and engineering evaluation of fine grained soils, sands and gravels.

         Messrs. Sloan and Wolfe may be deemed promoters of the Company in its present business and operations.

ITEM 6.  EXECUTIVE COMPENSATION

         No Officer or Director of the Company, other than Mr. Rice, receives any compensation and no officer or director has any options or other rights to purchase any shares of the Company. They are reimbursed for out of pocket expenses incurred on behalf of the Company. Mr. Sloan, a resident of Vancouver, British Columbia, spends virtually all of his time at the Company's properties and is reimbursed for the costs of maintaining an apartment in Las Vegas (which also serves as the Company's executive office).

         The Company does not have any stock option or similar plan. In the event the Company's financial condition becomes adequate to provide for the payment of other compensation, the Company will consider the issue at that time.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Assets From Aurum LLC

         During 1997, the Company's operations were financed in part by funds loaned by Aurum LLC ("Aurum"), a California limited liability Company. Messrs. Sloan and Wolfe, Directors of the

Company, each owned 36% of Aurum. As of October 27, 1997, Aurum had loaned $315,045.98 to the Company. The Company was unable to repay those funds because it has been using all its available funds in connection with its mining activities, principally the S & S Joint Venture.

         In October 1997, the Directors of the Company, including Messrs. Sloan and Wolfe, determined that it would be in the Company's best interests to acquire the Pisgah Volcanic Cinders property from Aurum, as well as to seek cancellation of the Company's indebtedness to Aurum and seek possible additional financing from Aurum on an equity, as opposed to the debt, basis.

         The Company determined that by acquiring the Pisgah Volcanic Cinders property and cancellation of its indebtedness for stock, it would become debt free, and it would give the Company a significant positive book value and would make it far more likely that it would be able to obtain financing to continue its exploration on the S & S Joint Venture property (Owl Canyon), as well as test the Pisgah Volcanic Cinders property.

         Aurum indicated it believed that it could sell its Volcanic Cinders property, which it acquired from the Burlington Northern Santa Fe Foundation on December 19, 1996, for a price in excess of its cost. However, Aurum agreed, in order to facilitate the transaction and to insure its fairness to the Company, to sell the Pisgah Volcanic Cinders property to the Company at its out-of-pocket cost of $553,716.94, plus legal fees and related costs of $25,755.59 incurred in acquiring the property, for a total acquisition cost of $579,472.53, cancel the indebtedness of $315,045.98, for a total cost of $894,518.51, and not charge the Company any interest for the use of funds that it had invested in the Volcanic Cinders property or the money it had loaned the Company. In addition, Aurum agreed to use its best efforts to provide additional equity financing to the Company in amounts that the Company may reasonably request.

         The Company's book value per share as of December 31, 1997, was approximately $.038 per share. Taking into account the Company's book value, its interest in the S & S Joint Venture and other operations, the fact that the Company would obtain cancellation of all its indebtedness to Aurum and obtain the Pisgah Volcanic Cinders property, which was deemed to have significant potential value, that trading in the Company stock had been limited for an extended period of time, that the shares issued to Aurum would be a long-term investment and illiquid and could not be sold for a considerable period of time, and then only in very limited amounts, it was determined by the Directors to value the Company's restricted shares issued to Aurum at $.41 per share and that, therefore, based on the total cost of $894,518.51, a total of 2,181,752 shares of the Company's common stock would be issued to Aurum.

         The Directors, including Messrs. Sloan and Wolfe, unanimously passed a resolution to this effect and, on October 27, 1997, an agreement was entered into with Aurum providing for the acquisition of the Pisgah Volcanic Cinders property by the Company and cancellation of the $315,045.98 of indebtedness by the Company to Aurum in exchange for 2,181,752 shares of the Company's common stock subject to investment restrictions, and Aurum agreeing to use its best efforts to provide additional equity financing as reasonably requested by the Company by purchasing additional restricted shares of the Company's common stock at the same price. This transaction was submitted to and approved by the Company's shareholders at the Company's annual meeting on December 3, 1997. In addition, Aurum forgave indebtedness of an additional $80,100 which it had loaned to the Company. The Company has not requested Aurum to provide any additional equity financing. Following shareholder approval of this transaction, Aurum distributed the shares to the owners of its beneficial interests. Messrs. Sloan and Wolfe each received 785,431 shares. All shares are subject to investment restrictions and Rule 144. None of the shares distributed have been sold.

Scotmar Industries, Inc.

         On February 13, 1997, Scotmar Industries, Inc.("Scotmar") was acquired by the Company from Mr. Sloan's wife and son-in-law, both citizens and residents of Canada, for 200,000 shares of the Company's common stock, which are subject to investment restrictions. None of those shares have been sold. Scotmar, a Canadian Company operating under the name of Truck City, engaged in the business of purchasing damaged trucks from insurance companies and dismantling the vehicles for the sale of guaranteed truck parts to repair shops, collision repair shops, and the retail public. It was the intention of management to expand Truck City by opening new outlets which would specialize in specified product lines. The Company advanced a total of $84,820 to Scotmar to finance its operations. Mr. Sloan's wife and son-in-law advanced a total of $132,000 to Scotmar. However, the operations of Scotmar proved to be unsuccessful. Effective January 29, 1999, the Company sold Scotmar to an unaffiliated person for $65,300. In order to consummate this sale and avoid bank foreclosure, Mr. Sloan's wife paid approximately $16,500 of Scotmar's bank loans and was reimbursed at the initial closing. It is anticipated that substantially all the balance of the proceeds will be used to pay Scotmar's obligations.

Loans by Ronald D. Sloan

         As of June 30, 1999, Mr. Sloan had loaned the Company an aggregate of $31,483 to finance its operations. The loan is unsecured, due on demand, and bears interest at 1% over prime.

Purchases of Stock From the Company

         Barry E. Aimes has made the following purchases of stock from the Company.

         Date                   Number of Shares               Price
         ----                   ----------------               -----

        10-28-98                      60,000              $.50 per share
        12-24-98                      38,571              $.35 per share
        02-18-99                      62,500              $.40 per share
        05-14-99                      15,000              $.50 per share

         Mr. Dacyszyn made the following purchases of stock from the Company:

         Date                   Number of Shares               Price
         ----                   ----------------               -----

        07-11-98                     100,000              $.45 per share
        12-24-98                     200,000              $.35 per share
        02-18-99                      70,000              $.40 per share
        5-14-99                      100,000              $.50 per share

         All shares purchased are subject to investment restrictions contained in Regulation S and Rule 144. All shares were sold by the Company to obtain funds to finance its operations.

ITEM 8.  LEGAL PROCEEDINGS

         On March 30, 1998, the Company filed a lawsuit in the District Court for Clark County, Nevada, against Tyro, Inc., a/k/a Tyro Precious Metals Processing Center, et al, seeking to collect the $50,000, plus interest and attorneys fees, for breach of an agreement to pay that amount to Can- Cal. Each of the Defendants has executed a Confession of Judgment. The Company has not yet filed the Confession of Judgment in Court or taken any further action to collect the amounts owed, pending the Company's decisions regarding the Tyro Mill in which the Defendants are involved.
In the Company's opinion, the amounts owed it are fully collectible.

ITEM 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTER

         The Company's common stock is traded on the NASDAQ OTC Electronic Bulletin Board under the trading symbol CCRE.

         The following table sets forth in United States dollars the high and low bid quotation for such shares. Such bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and do not necessarily represent actual transactions. The source of the following information is the National Association of Securities Dealers, Inc.'s NASDAQ Electronic Bulletin Board.

COMMON STOCK
------------

        1997                                  LOW                  HIGH
        ----
        First Quarter                       No trades             No trades
        Second Quarter                      No trades             No trades
        Third Quarter                        $1.375                $1.625
        Fourth Quarter                       $0.321                $2.63

        1998                                  LOW                   HIGH
        ----
        First Quarter                        $0.375                $0.930
        Second Quarter                       $0.406                $1.125
        Third Quarter                        $0.375                $1.00
        Fourth Quarter                       $0.281                $0.600

        1999                                  LOW                   HIGH
        ----
        First Quarter                        $0.375                $0.812
        Second Quarter                       $0.406                $1.875
        Third Quarter (Through August 6)     $0.75                 $4.125

         Penny  Stock  Rules:   The  Securities  and  Exchange   Commission  has
promulgated rules pursuant to the Securities Exchange Act of 1934 which may adversely affect the market for the Company's common stock. The Company's common stock is a "penny stock," as that term is defined by both statute and rule. Generally, a penny stock is a security that:

         o        is priced under five dollars;

         o is not traded on a national stock exchange or on NASDAQ (the NASD's automated quotation system for actively traded stocks);

         o        may be listed in the "pink sheets" or the NASD OTC Bulletin
                  Board;

         o is issued by a company that has less than $5 million in net tangible assets and has been in business less than three years, or by a Company that has under $2 million in net tangible assets and has been in business for at least three years, or by a Company that has revenues of $6 million in three years.

         The penny stock rules approval procedure and related rules may have a negative effect on the market and the market price for the Company's common stock. In order to approve a person's account for transactions in penny stocks, a broker-dealer must first obtain from the person information concerning the person's financial situation, investment experience, and investment objectives (Rule 15g-9(b)(1)). The broker-dealer is to use this information to make a reasonable determination that transactions in penny stocks are suitable for the person, and that the person (or the person's independent adviser) has sufficient knowledge and experience in financial matters that the person or the adviser reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks (Rule 15g-9(b)(2)).

         The broker-dealer is then required to deliver to the person a written statement setting forth the basis on which the broker-dealer made the determination regarding suitability of penny stock transactions (Rule 15g-9(b)(3)(i)). A manually signed and dated copy of this written statement must be obtained from the person by the broker-dealer (Rule 15g-9(b)(4)).

         The written statement is to explain, in highlighted format, that it is unlawful for the broker-dealer to effect a transaction in a penny stock subject to the provisions of Rule 15g-9(a)(2) unless the broker-dealer has received from the person, prior to the transaction, a written agreement to the transaction (Rule 15g-9(b)(3)(ii)).

         Also in highlighted format, immediately preceding the customer signature line, the written statement must explain that the broker-dealer is required to provide the person with the written statement and that the person should not sign and return the written statement if it does not accurately reflect the person's financial situation, investment experience, and investment objectives (Rule 15g-9(b)(3)(iii)).

(b)      Holders

         The Company has approximately 251 shareholders of record.

(c)      Dividends

         The  Company  has  never  paid  any  dividends.   There  are  no  legal
restrictions which limit the Company's ability to pay dividends but, based on its present financial situation, it is extremely unlikely to do so in the near future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         In the last three years, the Company has sold unregistered securities as set forth below. No underwriters were involved in these transactions.

         1999: During 1999, the Company sold an aggregate of 905,500 shares of its common stock in Canada to citizens and residents of Canada. Of those shares, 62,500 shares were sold on February 18, 1999 to Amies Holdings Ltd., a company owned by Barry E. Amies, an Officer and Director of the Company, for $.40 per share, for a total price of $25,000. On May 14, 1999, 15,000 shares were sold to Amies Holding, Ltd. for $.50 per share for a total price of $7,500.00. On June 22, 1999, 50,000 shares were sold to Aimes Holding Ltd. for $.50 per share for a total price of $25,000.00..

         On February 18, 1999, the Company sold 70,000 shares to James Dacyszyn, a Director of the Company, for $.40 per share, for a total price of $28,000 and on May 14, 1999, sold an additional 100,000 shares to Mr. Dacyszyn at $.50 per share, for a total price of $50,000 and on June 22, 1999 sold 60,000 shares to a Canadian company owned by Mr. Dacyszyn for $.50 per share for a total price of $30,000.00. 40,000 shares, valued at $.50 per share, were issued to a Canadian citizen and resident as payment for a Ford one ton diesel truck on or about March 17, 1999. The remaining shares were sold for $.50 per share. All the purchasers were relatives, friends and/or business associates of officers and directors of the Company.

         The Company relied on the exemption provided by Regulation S promulgated pursuant to the Securities Act of 1933. All shares issued are subject to the investment restrictions or Rule 144 and the provisions of Regulation S. The certificates are legended and appropriate instructions have been issued to the Company's transfer agent. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration.

         In 1998, the Company contracted with an organization to perform services in connection with the Company's at the Tyro Mill. That organization requested that the Company pay 25% of the monies due it by issuing the Company's common stock, subject to investment restrictions. That organization requested that shares due it be distributed directly to persons who performed the services. On April 19, 1999, the Company issued 32,121 shares of its common stock to five individuals, all of whom are U.S. persons. Robin Schwarz, an owner of the S & S Joint Venture, received 8,000 shares. All those persons are fully familiar with the Company's properties and operations.

         On April 1, 1999, the Company issued 1,000 shares of its common stock valued at $.50 per share to a U.S. person in partial payment for a computer and software equipment. On March 15, 1999, the Company sold 6,000 shares of its common stock to two U.S. persons, a husband and wife, at $.50 per share for a total purchase price of $3,000. Those persons are friends of the Schwarz family and were furnished with information regarding the Company.

         All shares are subject to investment restrictions. The certificates are legended and appropriate instructions have been issued to the Company's transfer agent. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to any exemption from registration. The Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

         1998: During 1998, the Company sold a total of 557,509 shares, for a total consideration of $211,800. All but one of the purchasers are citizens and residents of Canada and the sales were made in Canada. Of those shares, 300,000 were sold to James Dacyszyn, who was subsequently elected a director of the Company. 100,000 shares were sold to Mr. Dacyszyn on or about May 10, 1998, at a price of $.45 per share, for a total price of $45,000. The remaining 200,000 shares were sold to Mr. Dacyszyn on or about December 24, 1998, at $.35 per share, for a total consideration of $70,000. 65,000 shares were sold to Amies Holdings, Ltd., on or about October 29, 1998, at a price of $.50 per share, for a total consideration of $32,500, and an additional 38,571 shares were sold to Amies Holdings on or about December 24, 1998, at a price of $.35 per share, for a total price of $13,499.85. 109,450 shares were sold at a price of $.40 per share, in September and/or October of 1998. Each of the purchasers is a relative, friend and/or business associate of the officers and directors of the Company. On or about December 10, 1998, 22,049 shares were sold to two individuals who are citizens and residents of Canada, at a price of $.41 U.S. per share. On or about December 10, 1998, 2,439 shares were sold to a U.S. person for a price of $.41 per share, for a total purchase price of $1,000. That person is a close friend of the Schwarz family, which owns 50% of the S & S Joint Venture.

         With respect to all offers and sales of shares to persons who are residents and citizens of Canada, the Company relied on the exemption provided by Regulation S. All shares are issued subject to investment restrictions and Regulation S. The certificates are legended and appropriate instructions have been issued to the Company's transfer agent. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration. None of those shares have been sold.

         With respect to the one U.S. person who purchased 2,439 shares at $.41 U.S. per share, those shares are subject to investment restrictions and Rule
144. The certificate evidencing ownership of those shares is legended and appropriate instructions have been issued to the Company's transfer agent. That person is familiar with the Company and its properties and its business and operations. The Company relied upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration. None of the shares issued have been sold.

         1997: In January 1997, the Company issued 200,000 shares of its common stock in exchange for all the outstanding shares of Scotmar Industries, Inc., a British Columbia corporation. Mr. Sloan's wife and son-in-law were the only shareholders of Scotmar and each received 100,000 shares of the Company's common stock. Both are citizens and residents of Canada. The shares issued are subject to investment restrictions and Rule 144. The shares may only be resold pursuant to an effective registration statement or pursuant to an exemption from registration. The Company relied on the exemption provided by Regulation S promulgated pursuant to the Securities Act of 1933. None of those shares have been sold.

         In October 1997, the Company exercised its option to acquire a 50% interest in the S & S Joint Venture and, in consideration for the acquisition of that 50% interest, issued 500,000 shares of its common stock to six members of the Schwarz family, all of whom are U.S. persons. In issuing those shares, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The Securities are legended and appropriate instructions have been issued to the Company's transfer agent. The shares may be resold only pursuant to an effective registration statement or pursuant to an exemption from registration. None of those shares have been sold.

         On December 3, 1997, the Company issued 2,181,752 shares of its common stock to Aurum LLC, a California limited liability company. Messrs. Sloan and Wolfe, officers and directors of the Company, each owed 36% of the beneficial interest in Aurum. All shares are subject to investment restrictions and Rule
144. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration. The Company relied on the exemption provided by Section 4(2) of the Securities Act of 1933. None of the shares issued have been sold. (See Item
7. Certain Relationships and Related Transactions)

         On December 4, 1997, the Company issued 40,000 shares and 2,000 shares respectively of its common stock to two individuals in consideration for rendering geologic assaying and related services to the Company in connection with its mining properties, particularly the S & S Joint Venture. Both individuals were fully familiar with the Company, its properties and all other material matters relating to its operations. The person to whom the 2,000 shares were issued is a citizen and resident of Canada. The person to whom 40,000 shares were issued is a U.S. person. All shares issued are subject to investment restrictions and Rule 144. With respect to the issuance of shares to the Canadian citizen, the Company also relied on the exemption provided by Regulation S. With respect to the issuance of shares to the U.S. person, the Company relied upon the exemption from registration provided by section 4(2) of the Securities Act of 1933. The certificates are legended and appropriate instructions have been issued to the Company's transfer agent. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration. None of those shares have been sold.

         In September and/or October 1997, the Company sold 77,108 shares of its common stock to 24 persons, 16 of whom were citizens and residents of Canada and eight of whom were U.S. persons. 59,528 shares were sold to Canadian citizens and residents for $44,641. 16,180 shares were issued to U.S. persons for $12,244 and services valued at $3,053. All certificates evidencing ownership of the shares are legended and subject to the provisions of Rule 144. Appropriate instructions have been issued to the Company's transfer agent. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration. The Company relied on the exemption from registration provided by Regulation S. One of the U.S. persons was Aylward Schwarz, an owner of the S & S Joint Venture. The other U.S. persons are friends of the Schwarz family. One person received 1,500 shares for fabricating services rendered on the S & S Joint Venture's Owl Canyon properties. In November 1997, the Company issued 5,475 shares to individuals for services. Robin Schwarz, an owner of the S & S Joint Venture, received 2,975 shares. 2,000 and 500 shares respectively were issued to two persons who performed other services for the Company. Those persons were familiar with the Company's properties and operations. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The shares may be resold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration. None of those shares have been sold.

         1996: From approximately May to September 1996, the Company sold 1,576,190 shares of its common stock for total proceeds of $639,249. All those shares were offered and sold in Canada to persons who were Canadian citizens and residents who were relatives, friends and business associates of officers and directors of the Company. To the Company's knowledge, there was no trading of the Company's shares until the third quarter of 1997. The offer and sale of those shares were made in reliance on the exemption from registration provided by Regulation S promulgated pursuant to the Securities Act of 1933. Appropriate instructions were given to the Company's transfer agent.

ITEM 11. DESCRIPTION OF SECURITIES

(a)      Common or Preferred Stock

         There are no preemptive rights to subscribe to shares of either common or preferred stock of the Company. All common shares are entitled to one vote per share. There are no cumulative voting provisions. Common shares are entitled to dividends when and if declared by the Board of Directors. The preferred shares are 5% non-voting, cumulative preferred shares. No preferred shares have been issued.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation provide in relevant part, as follows:

         Twelfth, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

         Article V of the Company's By-Laws provide as follows:

         1. The Corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the Corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of stockholders or otherwise.

         The Nevada Corporation Laws, N.R.S. 78.751, provides as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)      By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 13. FINANCIAL STATEMENTS

         The Financial Statements follow.

         In the opinion of the management of the Company, the financial statements as of June 30, 1999 and June 30, 1998 contain all adjustments (consisting of only normal recurring accruals) necessary to fairly present the financial position of the Company as of those dates, the results of operations for the six months ended June 30, 1999 and June 30, 1998, and the cash flows for the six months ended June 30, 1999 and June 30, 1998.

                             CAN-CAL RESOURCES, LTD.

              REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                             CAN-CAL RESOURCES, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                    CONTENTS



                                                                          PAGE

INDEPENDENT AUDITORS' REPORT                                                1

CONSOLIDATED FINANCIAL STATEMENTS:
   Consolidated balance sheets                                               2
   Consolidated statements of operations                                     3
   Consolidated statements of changes in stockholders' deficit               4
   Consolidated statements of cash flows                                     5
   Notes to consolidated financial statements                             6-14

INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL INFORMATION                    15
SUPPLEMENTARY SCHEDULE:
   Supplemental schedule I - Consolidated operating,
     general and administrative expenses                                    16

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Can-Cal Resources, Ltd. (a Nevada corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Scotmar Industries, Inc., a wholly owned subsidiary, which statements reflect total assets of $88,900 and $137,500 as of December 31, 1998 and 1997, respectively, and total revenues of $97,700 and $79,300, respectively, for the years then ended. Those statements were audited by other auditors whose report has been furnished to us, and in our opinion, insofar as it relates to the amounts included for Scotmar Industries, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the balance sheet provides a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Can-Cal Resources, Ltd. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

MURPHY, BENNINGTON & CO.


/s/ Murphy, Bennington & Co.

May 14, 1999

CAN-CAL RESOURCES, LTD.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1998 AND 1997
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


ASSETS                                                             1998              1997
                                                              --------------    --------------
CURRENT ASSETS:
      CASH                                                    $      41,600     $      14,200
      ACCOUNTS RECEIVABLE                                             6,900             7,700
      NOTES RECEIVABLE, RELATED PARTIES (NOTE 3)                     41,600            38,100
      INVENTORY                                                      72,500           116,100
      PREPAID EXPENSES                                                6,600             5,800
      OTHER CURRENT ASSETS                                              100               300
                                                              --------------    --------------
        TOTAL CURRENT ASSETS                                        169,300           182,200

PROPERTY AND EQUIPMENT, NET (NOTES 1 AND 4)                         264,600            20,400

OTHER ASSETS (NOTE 5)                                                95,300            65,000

LONG-TERM INVESTMENTS (NOTE 6)                                    1,365,700         1,362,800
                                                              --------------    --------------
                                                              $   1,894,900     $   1,630,400
                                                              ==============    ==============
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
      BANK LINE OF CREDIT                                     $      12,400     $      35,000
      ACCOUNTS PAYABLE                                               12,800             8,500
      ACCRUED EXPENSES                                               26,200                --
      DUE TO RELATED PARTIES                                             --           148,900
                                                              --------------    --------------
        TOTAL CURRENT LIABILITIES                                    51,400           192,400

NOTE PAYABLE, (NOTE 7)                                               77,500                --

NOTES PAYABLE, RELATED PARTIES (NOTE 8)                             243,500            35,600
                                                              --------------    --------------
                                                                    372,400           228,000
                                                              --------------    --------------
COMMITMENTS (NOTE 10)                                                    --                --
STOCKHOLDERS' DEFICIT:
      COMMON STOCK, $.001 PAR VALUE; AUTHORIZED, 15,000,000
      SHARES;
        ISSUED AND OUTSTANDING, 7,005,161 SHARES                       7,000             6,400
      PREFERRED STOCK, $.001 PAR VALUE; AUTHORIZED, 10,000,000
      SHARES;
        NONE ISSUED OR OUTSTANDING                                        --               --
      ADDITIONAL PAID-IN-CAPITAL                                   1,887,600        1,676,400
      CUMULATIVE TRANSLATION ADJUSTMENT                                8,500               --
      ACCUMULATED DEFICIT                                          (380,600)         (280,400)
                                                              --------------    --------------
                                                              $   1,894,900     $   1,630,400
                                                              ==============    ==============


The  accompanying  notes  are an  integral  part  of  these  consolidated financial statements.

CAN-CAL RESOURCES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1997
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)






                                                                   1998              1997
                                                              --------------    --------------

SALES                                                         $      97,700     $      79,300

COST OF GOODS SOLD                                                   74,800           148,800
                                                              --------------    --------------
GROSS PROFIT                                                         22,900           (69,500)
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES                      131,500           214,800
                                                              --------------    --------------
LOSS FROM OPERATIONS                                               (108,600)         (284,300)
OTHER INCOME (EXPENSES):
      Other income                                                    5,700             3,900
      Interest income                                                 6,600                --
      Interest expense                                               (3,800)               --
                                                              --------------    --------------
NET INCOME(LOSS)                                              $    (100,100)    $    (280,400)
                                                              ==============    ==============
NET INCOME (LOSS) PER SHARE OF COMMON STOCK
      AND COMMON STOCK EQUIVALENTS:
BASIC EPS
      Net loss from continuing operations                     $       (0.02)    $       (0.07)
                                                              ==============    ==============
      Weighted average shares outstanding                     $   6,546,149     $   4,103,115
                                                              ==============    ==============

DILUTED EPS
      Net loss from continuing operations                     $       (0.02)    $       (0.07)
                                                              ==============    ==============
      Weighted average shares outstanding                     $   6,546,149     $   4,103,115
                                                              ==============    ==============


The  accompanying  notes  are an  integral  part  of  these  consolidated financial statements.

CAN-CAL RESOURCES, LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

YEARS ENDED DECEMBER 31, 1998 AND 1997
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)



                                                                             Additional                    Cumulative      Total
                                                                              paid-in      Accumulated    translation  stockholders'
                                                      Common Stock            capital        Deficit      adjustment      equity
                                                 -----------------------    -----------    -----------    ----------   ------------
                                                   Shares       Amount
                                                 ----------    ---------
BALANCE, DECEMBER 31, 1996                        3,441,217    $   3,400    $   625,000    $ (498,000)           --    $   130,400
  Adjustment of accumulated deficit (Note 11)            --           --             --       497,900            --        497,900
                                                 ----------    ---------    -----------    -----------    ----------   ------------

BALANCE DECEMBER 31, 1996, AS RESTATED            3,441,217        3,400        625,000          (100)           --        628,300
  Issuance of common stock (Note 9)                 500,000          500         18,500            --            --         19,000
  Issuance of common stock (Note 9)                 200,000          200         81,800            --            --         82,000
  Issuance of common stock (Note 9)               2,181,752        2,200        892,300            --            --        894,500
  Issuance of common stock                          124,683          100         58,800            --            --         58,900
  Net income (loss) for the year                         --           --             --      (280,400)           --       (280,400)
                                                 ----------    ---------    -----------    -----------    ----------   ------------
BALANCE, DECEMBER 31, 1997                        6,447,652        6,400      1,676,400      (280,500)           --      1,402,300
  Issuance of common stock                          557,509          600        211,200            --            --        211,800
  Translation adjustment                                 --           --             --            --         8,500          8,500
  Net income (loss) for the year                         --           --             --      (100,100)           --       (100,100)
                                                 ----------    ---------    -----------    -----------    ----------   ------------
BALANCE, DECEMBER 31, 1998                        7,005,161    $   7,000    $ 1,887,600    $ (380,600)        8,500    $ 1,522,500
                                                 ==========    =========    ===========    ===========    ==========   ============






       The  accompanying  notes  are an  integral  part  of  these  consolidated financial statements.

CAN-CAL RESOURCES, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1998 AND 1997
(ROUNDED TO THE NEAREST HUNDRED)

                                                                   1998              1997
                                                              --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
                                                               $   (100,100)     $   (280,600)
      Adjustments  to  reconcile  net income to net cash
       provided by  operating activities:
         Depreciation                                                 1,500             4,000
         Bad debt expense                                                --             1,700
         Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable                10,300           (36,000)
           (Increase) decrease in inventories                        43,600            16,400
           (Increase) decrease in prepaid expenses                     (800)           (1,800)
           (Increase) decrease in other assets                      (41,900)               --
           Increase (decrease) in accounts payable and
             other current liabilities                               29,400              (300)
                                                              --------------    --------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                    (58,000)         (296,600)
                                                              --------------    --------------
CASH FLOW FROM INVESTING ACTIVITIES:
      Capital expenditures related to investment property           (24,100)          319,300
      Purchase of property and equipment                           (251,100)               --
      Proceeds from sale of assets                                    2,100           (14,000)
                                                              --------------    --------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                          (273,100)          305,300
CASH FLOW FROM FINANCING ACTIVITIES:
      Increase in related party debt                                 50,800                --
      Principal payments on note payable                            (21,900)               --
      Proceeds from issuance of common stock                        191,800                --
      Proceeds from debt issuance                                   129,300                --
                                                              --------------    --------------
NET CASH USED BY FINANCING ACTIVITIES                               350,000                --
NET CHANGE IN CUMULATIVE TRANSLATION ADJUSTMENT                       8,500                --
NET INCREASE (DECREASE) IN CASH                                      27,400             8,700
CASH AT BEGINNING OF YEAR                                            14,200             5,500
                                                              --------------    --------------
CASH AT END OF YEAR                                           $      41,600     $      14,200
                                                              ==============    ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
      Interest                                                $       3,800     $          --
                                                              ==============    ==============
      Income taxes                                            $         --      $          --
                                                              ==============    ==============


The  accompanying  notes  are an  integral  part  of  these  consolidated financial statements.

CAN-CAL RESOURCES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1998 AND 1997


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Organization and nature of business:

        Can-Cal Resources,  Ltd. ( the "Company") is a corporation  formed under the laws of the  State of  Nevada  on March  22,  1995.  The  company, through its wholly owned subsidiary, Scotmar Industries, Inc., a Canadian corporation, is engaged in the precious metal processing industry, automobile parts salvage, and other investment opportunities.

        The  consolidated  financial  statements  include  the  accounts  of the
          Company  and  Scotmar  Industries,   Inc.  All  material  intercompany
          transactions have been eliminated in consolidation.

        Revenue recognition:

        Sales revenues are recognized at the point of sale.

        Basis of accounting:

        The Company prepares its financial statements in accordance with generally accepted accounting principles.

        Cash:

        For purposes of preparing the statement of cash flows, unrestricted currency, demand deposits, and money market accounts are considered cash and cash equivalents.

        Inventories:

        Inventories are stated at the lower of cost or market on the first-in, first-out basis.

        Property, equipment and depreciation:

        Property and equipment are stated at cost less accumulated depreciation.
          Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives.

        The cost of  maintenance  and repairs is charged to expense as incurred.
          Expenditures for betterments and renewals are capitalized. Upon sale or other disposition of depreciable property, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        Concentration of credit risk:

        A majority  of  the  Company's   business  activity  is  with  customers
          primarily located in the metropolitan area of Langley, British Columbia, Canada and Las Vegas, NV, USA.

        The company and its subsidiary maintain multiple cash balances at financial institutions located in Langley, British Columbia, Canada and Las Vegas, NV, USA. The accounts at the institutions in the USA are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 1998, the Company and its subsidiary had no funds in excess of FDIC limits.

        Income taxes:

        The Company  accounts  for income  taxes under  Statement  of  Financial
          Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes.

        Provision is made for taxes on unremitted earnings of related companies to the extent that such earnings are not deemed to be permanently invested.

        The Company and its wholly owned subsidiary file separate income tax returns.

        Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:

        Certain financial statements from prior years have been reclassified to conform with current year presentation.

        Foreign currency translation:

        Assets  and  liabilities  of  the  Company's   Foreign   operations  are
          translated into U.S. dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        Foreign currency translation (continued):

          average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiary are not included in net income but are reported as a separate component of stockholders' equity. The functional currency of the subsidiary is the primary currency in which the subsidiary operates. The Company typically does not enter into foreign exchange transactions to hedge balance sheet and intercompany balances against movements in foreign exchange rates.

        Net income (loss) per share of common stock:

        In1997 the Company adopted Statement of Financial  Accounting  Standards
          No. 128 ("SFAS 128"), "Earnings Per Share," which sets forth the basis for the computation of "basic" earnings per share and "dilutive" earnings per share. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed on the basis of the weighted-average shares of Common Stock outstanding plus common equivalent shares arising from the effect of cumulative convertible Preferred Stock, using the if-converted method, and dilutive stock options, using the treasury-stock method. All EPS amounts for prior years have been restated to conform to these new standards, and the effect of the restatement was not significant.

        Recent accounting pronouncements:

        In 1997, the Financial  Accounting Standards Board issued  Statement No.
          130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and to display the accumulated balance of other comprehensive income separately from retained earning earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997.

2.      BUSINESS ACQUISITIONS:

        Inaccordance with accounting principles associated with a transaction where the acquired company has been acquired by a development stage company and the acquired company is considered a promoter in founding and organizing the business, the acquired business assets will be recorded at the historical cost basis of the predecessor. If the transaction is accounted for in a manner similar to a

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


2.      BUSINESS ACQUISITIONS (CONTINUED):

          pooling of interest, the accompanying financial statements have been restated to include the accounts of the pooled companies as if they had always been combined. If the transaction is accounted for in a manner similar to a purchase, the net assets of the acquired company have been recorded as net proceeds from an issuance of stock, and the results of operations will be included with the results of the Company following the date of acquisition.

        Scotmar Industries, Inc.

        On February 13, 1997 the Company issued 200,000 shares of common stock, in exchange for all of the issued and outstanding common stock of Scotmar Industries, Inc.

3.      NOTES RECEIVABLE (RELATED PARTIES):

        Notes receivable, related parties, at December 31, 1998 consisted of the following:


        Note  receivable  from S&S Mining,  Inc.,
          a joint  venture  partner,  unsecured,
          interest  imputed at 8%, due on demand                $     28,000

        Note receivable from an individual,
          unsecured, interest imputed at 8%,
          due on demand                                         $     12,000

        Accrued interest receivable                                    7,200
                                                                -------------
                                                                      47,200
        Allowance for uncollectible accounts                           5,600
                                                                -------------
                                                                $     41,600
                                                                =============

4.      PROPERTY AND EQUIPMENT:

        Property and equipment at December 31, 1998 consisted of the following:


        Buildings and plant                                      $    238,500
        Machinery and equipment                                        35,200
        Transportation equipment                                       27,800
        Office equipment and furniture                                  3,800
                                                                 -------------
                                                                      305,300
        Less accumulated depreciation                                 (40,700)
                                                                 -------------
                                                                 $    264,600
                                                                 =============

        Depreciation expense for the year ended December 31,1998 totaled $1,500.

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


5.      OTHER ASSETS:

        Other assets at December 31, 1998 consisted of the following:


        Note receivable from Tyro, Inc., and
          principals, a corporation, secured by
          equipment, interest accrued at 6% per
          annum, due on demand                                   $    53,300
        Deposits                                                       5,600
        Mining claims                                                 36,400
                                                                 ------------
                                                                 $    95,300
                                                                 ============

6.      LONG-TERM INVESTMENTS:

        Long-term investments at December 31, 1998 consisted of the following:


        Pisgah property                                          $   567,000
        Investment in S&S Mining joint venture                       798,700
                                                                 ------------
                                                                 $ 1,365,700
                                                                 ============

7.      NOTE PAYABLE:

        Note payable at December 31, 1998 consisted of the following:


        Note payable to joint venture;
          secured by 1st deed of trust; interest
          at 8% per annum; matures July 31, 2001                 $    77,500
                                                                 ============

8. NOTES PAYABLE, RELATED PARTIES:

        Notes payable, related parties, at December 31, 1998 consisted of the following:

      Note payable to shareholder; unsecured; interest
         at prime plus 1.00% per annum, due on demand            $     43,800
      Note payable to shareholder; unsecured; interest
         at prime plus 1.00% per annum, due on demand                 127,100
      Note payable to shareholder; unsecured; interest
         at prime plus 1.00% per annum, due on demand                  34,000
      Note payable to shareholder; unsecured; interest
         at prime plus 1.00% per annum, due on demand                  38,600
                                                                 -------------
                                                                 $    243,500
                                                                 =============

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


9.      STOCKHOLDERS' EQUITY:

        COMMON STOCK:

        On September 13, 1996, the Board of Directors approved the issuance of 500,000 shares of Can-Cal common stock along with a cash payment of $100,000 in exchange for a 50% interest in S&S Mining, a joint venture. Additionally, the Company agreed to loan the joint venture up to $48,000.

        On February 13,  1997 the Board  approved  the  acquisition  of  Scotmar
          Industries, Inc. 200,000 shares of Can-Cal common stock were issued in return for all of the issued and outstanding stock of the acquired company.

        On October 27,  1997  the  Board  approved  the  issuance  of  2,181,752 restricted common shares to ARUM, LLC to repay an existing debt of approximately $315,045.98 and to purchase a property located in San Bernadino County, California, known as the Pisgah property.

        During November, 1997 the Board approved the sale of 124,683 restricted common shares to various investors.

        During  December,  1997  the  Board  approved  the  issuance  of  42,000 restricted common shares in return for services rendered.

        In July, 1998 the Board approved the issuance 122,000 restricted common shares to various investors.

        In October, 1998 the Board approved the sale of 172,450 restricted common shares to various investors.

        During December, 1998 the Board approved the sale of 263,059 restricted common shares to various investors.

10.     COMMITMENTS:

        Lease commitments:

        The Company leases property for the operations of the subsidiary under an operating lease due to expire June 30, 2001.The lease may be renewed at the option of the company for a period of three years.

        Lease payments for the year ended December 31, 1998 totaled $44,400.

        Minimum future rental payments for operating leases for the next five fiscal year ends are as follows:

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


10.     COMMITMENTS (CONTINUED):

        Lease commitments (continued):


         YEAR ENDING
         DECEMBER 31,
       ---------------
           1999                                                  $     49,000
           2000                                                        50,000
           2001                                                        26,000
        Thereafter                                                         --
                                                                 -------------
                                                                 $    125,000
                                                                 =============

        Auto leases:

        The Company entered into two operating leases for automobiles that expire during the year 2000. The monthly lease payments currently total $300 per month. Lease payments for the year ended December 31, 1998 totaled $10,900.

        Minimum future rental payments for operating leases for the next five fiscal year ends are as follows:


         YEAR ENDING
         DECEMBER 31,
       ----------------
            1999                                                 $      7,400
            2000                                                        4,800
         Thereafter                                                        --
                                                                 -------------
                                                                 $     12,200
                                                                 =============

11.     PRIOR PERIOD ADJUSTMENTS:

        Subsequent to the issuance of the 1996 financial statements, development stage accumulated deficit of the corporation was reclassified as an increase in the investment in S&S Mining, a development stage joint venture of which Can-Cal Resources, Ltd. is a 50% venture partner.

        The restatement of accumulated deficit for 1996 is as follows:


        Accumulated deficit, as previously reported              $   (498,000)
        Increase in long-term investments                             497,900
                                                                 -------------
        Accumulated deficit, as restated                         $       (100)
                                                                 =============

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


12.     INCOME TAXES:

        Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company and subsidiary's assets and liabilities. The temporary difference that give rise to the deferred tax asset is primarily as follows:

        Net operating loss carry forward - December 31, 1998                $  100,300
        Net operating loss carry forward - December 31, 1997                   280,400
                                                                            -----------
                                                                               380,700

        Deferred tax assets                                                    113,900
        Total valuation allowance recognized for deferred tax assets          (113,900)
                                                                             -----------
         Net deferred tax asset                                              $        0
                                                                             ===========

13.     NEW ACCOUNTING STANDARD:

        On January  1,  1998,  the  Company  adopted   Statement  of  Financial/
           Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners. The components for comprehensive income are as follows:

                                                               1998               1997
                                                          -------------       -------------
          Net income (loss)                               $   (100,100)       $   (280,400)
          Translation adjustment                                 8,500                  --
                                                          -------------       -------------
          Comprehensive income                            $    (91,600)       $    280,400)

14.     SUBSEQUENT EVENTS:

        On January 29, 1999 the Company completed the divestiture of its wholly owned subsidiary, Scotmar Industries, Inc., to 545538 B.C. Ltd., a Canadian corporation for approximately $65,300 and forgiveness of Scotmar Industries, Inc. payable to the Company.

CAN-CAL RESOURCES, LTD.

YEARS ENDED DECEMBER 31, 1998 AND 1997


15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

        The following table presents the carrying amounts and estimated fair value of the Company's financial instruments at December 31, 1998:

                                                            CARRYING             FAIR
                                                             AMOUNT              VALUE
                                                          -------------      -------------

      Financial assets:
      Loans receivable-related party                      $      41,600       $     41,600
      Inventory                                                  72,500             72,500
      Property and equipment                                    264,600            264,600
      Other assets                                               95,300             95,300
      Long-term investments                                   1,365,700          1,365,700
      Financial liabilities:
      Notes payable, related parties                            243,500            243,500
      Note payable                                               77,500             77,500


        The carrying amounts of cash, trade receivables, prepaid expenses, other current assets, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments.

        The fair value of bank line of credit is based upon the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

16.     YEAR 2000 COMPLIANCE:

        Historically. certain computerized systems have had two digits rather than four digits to define the applicable year, which could result in recognizing a date using "00" as the year 1900 rather than the year 2000. This could result in major failures or miscalculations and is generally referred to as the "Year 2000 issue."

        The Company has reviewed, and continues to review, possible effects of this issue on its financial and operating systems. Review of external dependencies has revealed that the Company will be exposed to disruption if there is widespread and prolonged interruption of electricity, water, and telecommunications services.

        The total cost to the Company of these Year 2000 problem related activities is not anticipated to be material. The costs the Company may incur to solve the Year 2000 problem are based on management's estimates. However, there can be no assurance that these estimates will be achieved and the costs of solving the Year 2000 problem could differ significantly from management's estimates.

        INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTAL INFORMATION





To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada

Our report on the audits of the basic consolidated financial statements of Can-Cal Resources, Ltd. for the years ended December 31, 1998 and 1997, appears on page one. These audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental schedule of consolidated operating, general and administrative expenses are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

MURPHY, BENNINGTON & CO.


/s/ Murphy, Bennington & Co.


May 14, 1999

CAN-CAL RESOURCES, LTD.

SUPPLEMENTAL SCHEDULE I --
CONSOLIDATED OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

YEARS  ENDED DECEMBER 31, 1998 AND 1997






                                                                1998        1997
                                                            ----------   ---------
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES:
      Office rent                                           $   44,400   $ 39,800
      Wages and benefits                                        44,400     41,900
      Lease expense                                             10,900      3,600
      Telephone                                                  6,800     19,600
      Bank charges                                               6,500      5,600
      Repairs and maintenance                                    3,500      3,200
      Insurance                                                  3,000      2,800
      Supplies                                                   3,000      6,500
      Office expense                                             2,700      5,900
      Accounting and legal                                       2,300      9,900
      Depreciation expense                                       1,500      4,000
      Advertising and promotion                                  1,400      1,800
      Utilities                                                  1,100      1,300
      Bad debt expense                                              --      1,700
      Consulting                                                    --     47,900
      Miscellaneous                                                 --      7,500
      Travel                                                        --     11,800
                                                            ----------  ---------
                                                            $  131,500  $ 214,800
                                                            ==========  =========

                             CAN-CAL RESOURCES, LTD.

                REPORT ON REVIEW OF INTERIM FINANCIAL STATEMENTS

            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                             CAN-CAL RESOURCES, LTD.

            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998



                                    CONTENTS



                                                                        PAGE

INDEPENDENT ACCOUNTANTS' REPORT                                           1

FINANCIAL STATEMENTS:
    Interim balance sheets                                                2
    Interim statements of operations                                      3
    Interim statements of changes in stockholders' deficit                4
    Interim statements of cash flows                                      5
    Notes to interim financial statements                                 6

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada

We have reviewed the accompanying condensed balance sheet of Can-Cal Resources, Ltd., as of June 30, 1999, and the condensed statements of operations for the three and six months ended June 30, 1999 and 1998, the condensed statements of cash flows for the six months ended June 30, 1999 and 1998, and the condensed statement of changes in stockholders' equity for the six months ended June 30, 1999. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1998, and the related changes in stockholders' equity (deficit), and cash flows and consolidated statements of operations (not presented herein); for the year then ended; and in our report dated May 14, 1999, we expressed an unqualified opinion on these consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1998 and the condensed consolidated statement of changes in stockholders' equity for the year then ended, is fairly stated in all material respects in relation to the consolidated balance sheet and consolidated statement of changes in stockholders' equity from which they have been derived.


MURPHY, BENNINGTON & CO.


 /s/ Murphy, Bennington & Co.

August 8, 1999

CAN-CAL RESOURCES, LTD.

BALANCE SHEETS

JUNE 30, 1999
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


                                                                       JUNE 30    DECEMBER 31
                                                                        1999         1998
                                                                  ------------    -----------
                                                                   (UNAUDITED)      (NOTE)
ASSETS

CURRENT ASSETS:
       Cash                                                       $   183,800    $    41,600
       Accounts receivable                                               --            6,900
       Notes receivable, related parties                               44,600         41,600
       Inventory                                                         --           72,500
       Prepaid expenses                                                   800          6,600
       Other current assets                                              --              100
                                                                  -----------    -----------
         Total current assets                                         229,200        169,300

PROPERTY AND EQUIPMENT, NET                                           310,400        264,600

OTHER ASSETS                                                           98,900         95,300

LONG-TERM INVESTMENTS                                               1,394,300      1,365,700
                                                                  -----------    -----------
                                                                  $ 2,032,800    $ 1,894,900
                                                                  ===========    ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
       Bank line of credit                                        $      --      $    12,400
       Accounts payable                                                 8,800         12,800
       Accrued expenses                                                58,000         26,200
       Due to related parties                                            --             --
                                                                  -----------    -----------
         Total current liabilities                                     66,800         51,400

NOTE PAYABLE, NET OF CURRENT PORTION                                   75,800         77,500

NOTES PAYABLE, RELATED PARTIES                                         31,500        243,500
                                                                  -----------    -----------
                                                                      174,100        372,400
                                                                  -----------    -----------
STOCKHOLDERS' DEFICIT:
       Common stock, $.001 par value; authorized, 15,000,000
       shares;  issued and outstanding, 7,592,282 shares                7,700          7,000
       Preferred stock, $.001 par value; authorized, 10,000,000
       shares;  none issued or outstanding                               --             --
       Additional paid-in-capital                                   2,246,300      1,887,600
       Cumulative translation adjustment                               (3,300)         8,500
       Accumulated deficit                                           (392,000)      (380,600)
                                                                  -----------    -----------
                                                                  $ 2,032,800    $ 1,894,900
                                                                  ===========    ===========

Note: The balance sheet of December 31, 1998 has been derived from the audited financial statements at that date.

                 See accompanying notes and accountant's report.

                                       56

CAN-CAL RESOURCES, LTD.

STATEMENTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)




                                                          THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                   ---------------------------------  ---------------------------------
                                                      JUNE 30,          JUNE 30,         JUNE 30,          JUNE 30,
                                                        1999              1998             1999              1998
                                                   --------------    ---------------  ---------------   ---------------
                                                    (UNAUDITED)        (UNAUDITED)      (UNAUDITED)       (UNAUDITED)
SALES                                              $       3,700                   -  $        3,700                  -

COST OF GOODS SOLD                                              -                  -                -                 -
                                                   --------------    ---------------  ---------------   ---------------
GROSS PROFIT                                                3,700                  -            3,700                 -
OPERATING EXPENSES,
GENERAL AND ADMINISTRATIVE                                 73,100                  -          304,300                 -
                                                   --------------    ---------------  ---------------   ---------------
LOSS FROM OPERATIONS                                     (69,400)                  -        (300,600)                 -
OTHER INCOME (EXPENSES):
        Other income                                            -                  -                -                 -
        Interest income                                     3,300                  -            3,600             3,300
        Interest expense                                  (2,700)                  -          (5,100)           (1,900)
                                                   --------------    ---------------  ---------------   ---------------
INCOME(LOSS) FROM CONTINUING OPERATIONS                  (68,800)                  -        (302,100)             1,400
                                                   --------------    ---------------  ---------------   ---------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
        Income (loss) from discontinued
          automobile salvage division                           -           (17,000)          174,300          (30,200)
                                                   --------------    ---------------  ---------------   ---------------
NET INCOME (LOSS)                                  $     (68,800)    $      (17,000)  $     (127,800)   $      (28,800)
                                                   ==============    ===============  ===============   ===============

NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND COMMON STOCK EQUIVALENTS:

BASIC EPS

        Net loss from continuing operations        $       (0.01)    $        (0.01)  $        (0.02)   $        (0.01)
                                                   ==============    ===============  ===============   ===============
        Weighted average shares                         7,312,701          6,514,318        7,242,805         6,480,985
                                                   ==============    ===============  ===============   ===============

DILUTED EPS

        Net loss from continuing operations        $       (0.01)    $        (0.01)  $        (0.02)   $        (0.01)
                                                   ==============    ===============  ===============   ===============
        Weighted average shares outstanding             7,312,701          6,514,318        7,242,805         6,480,985
                                                   ==============    ===============  ===============   ===============


                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

SIX MONTHS ENDED JUNE 30,1999

(UNAUDITED)
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)


                                                                       ADDITIONAL                 CUMULATIVE       TOTAL
                                                                        PAID-IN     ACCUMULATED   TRANSLATION    STOCKHOLDERS'
                                                 COMMON STOCK           CAPITAL       DEFICIT      ADJUSTMENT       EQUITY
                                         -------------------------   -----------   ------------   -----------    -------------
                                            SHARES        AMOUNT
                                         -----------   -----------
BALANCE, DECEMBER 31, 1996                 3,441,217   $     3,400   $   625,000   $  (498,000)          --      $   130,400
   ADJUSTMENT OF ACCUMULATED DEFICIT            --            --            --         497,900           --          497,900
                                         -----------   -----------   -----------   -----------    -----------    -----------

BALANCE DECEMBER 31, 1996, AS RESTATED     3,441,217         3,400       625,000          (100)          --          628,300
   ISSUANCE OF COMMON STOCK                  500,000           500        18,500          --             --           19,000
   ISSUANCE OF COMMON STOCK                  200,000           200        81,800          --             --           82,000
   ISSUANCE OF COMMON STOCK                2,181,752         2,200       892,300          --             --          894,500
   ISSUANCE OF COMMON STOCK                  124,683           100        58,800          --             --           58,900
   NET INCOME (LOSS) FOR THE YEAR               --            --            --        (280,400)          --         (280,400)
                                         -----------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997                 6,447,652         6,400     1,676,400      (280,500)          --        1,402,300
   ISSUANCE OF COMMON STOCK                  557,509           600       211,200          --             --          211,800
   TRANSLATION ADJUSTMENT                       --            --            --            --            8,500          8,500
   NET INCOME (LOSS) FOR THE YEAR               --            --            --        (100,100)          --         (100,100)
                                         -----------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1998                 7,005,161   $     7,000   $ 1,887,600   $  (380,600)         8,500    $ 1,522,500
   ISSUANCE OF COMMON STOCK                  587,121           700   $   358,700          --             --          359,400
   TRANSLATION ADJUSTMENT                       --            --            --            --          (11,800)       (11,800)
   ADJUSTMENT OF ACCUMULATED DEFICIT            --            --            --         116,400           --          116,400
   NET INCOME (LOSS) FOR THE PERIOD             --            --            --        (127,800)          --         (127,800)
                                         -----------   -----------   -----------   -----------    -----------    -----------
BALANCE, JUNE 30, 1999                     7,592,282   $     7,700   $ 2,246,300   $  (392,000)   $    (3,300)   $ 1,858,700
                                         ===========   ===========   ===========   ===========    ===========    ===========



                                    See  accompanying   notes  and  accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 1999 AND 1998
(ROUNDED TO THE NEAREST HUNDRED)


                                                               SIX MONTHS ENDED
                                                           -----------------------
                                                             JUNE 30,     JUNE 30,
                                                              1999         1998
                                                           ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                   $(127,800)   $ (28,800)
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation                                          7,300         --
         Gain on disposal of facility                          3,100         --
         Bad debt expense                                    150,100         --
         Undistributed earnings of affiliate                (174,300)      30,200
         Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable         (3,300)       9,300
           (Increase) decrease in prepaid expenses               500         --
           (Increase) decrease in other assets                (3,400)     (37,000)
           Increase (decrease) in accounts payable and
             other current liabilities                        33,000       30,000
                                                           ---------    ---------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES            (114,800)       3,700
                                                           ---------    ---------

CASH FLOW FROM INVESTING ACTIVITIES:
     Capital expenditures related to investment property     (30,000)      (2,300)
     Purchase of property and equipment                      (58,300)     (71,100)
     Proceeds from sale of facility                           65,300         --
                                                           ---------    ---------
NET CASH PROVIDED BY INVESTING ACTIVITIES                    (23,000)     (73,400)

CASH FLOW FROM FINANCING ACTIVITIES:
     Increase in related party debt                          (65,300)      (9,700)
     Principal payments on note payable                      (39,800)     (18,700)
     Proceeds from issuance of common stock                  359,300      104,100
     Proceeds from debt issuance                              25,800         --
                                                           ---------    ---------
NET CASH USED BY FINANCING ACTIVITIES                        280,000       75,700

NET CHANGE IN CUMULATIVE TRANSLATION ADJUSTMENT
NET INCREASE (DECREASE) IN CASH                              142,200        6,000
CASH AT BEGINNING OF PERIOD                                   41,600       14,200
                                                           ---------    ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
     Interest                                              $    --      $    --
                                                           =========    =========
     Income taxes                                          $    --      $    --
                                                           =========    =========


                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 1999


1.       BASIS OF PRESENTATION OF FINANCIAL STATEMENTS:

         These unaudited interim financial statements of Can-Cal Resources, Ltd. have been prepared in accordance with the rules and regulations of the Securities and Exchange commission. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading.

         In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included and are of a normal recurring nature. These interim financial statements should be read in conjunction with the financial statements of the Company included in its 1998 Annual Report on Form 10-SB. Interim results are not necessarily indicative of results for a full year.

2.       DISCONTINUED OPERATIONS:

         In January 1999, the Company adopted a plan to discontinue the operations of Scotmar Industries, Inc. ("Scotmar"). The disposition of Scotmar was substantially completed by January 31, 1999. net assets of the discontinued operation at December 31, 1998 were $88,922. The income from discontinued operations for the one month ended January 31, 1999 includes forgiveness of debt of $152,100 and loss from operations of $27,800.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

     (a) (1) (i) David E. Coffey, who was the Company's auditor for its financial statements for the year ended December 31, 1996, declined to continue as the Company's auditor for subsequent years. Mr. Coffey represented to the Company that he was a sole practitioner with an active practice of auditing small companies and was unable to audit the Company's financial statements for subsequent years in view of his schedule and the Company's growing operations.

     (ii) The principal accountant's report on the financial statements for 1997 and 1998 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.

     (iii) Mr. Coffey's inability to continue as the Company's auditor was accepted by the Board of Directors.

     (iv) (A.) There were no disagreements with Mr. Coffey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (a) (2) The accounting firm of Murphy, Bennington & Co., CPAs, was engaged to audit Can- Cal's financial statements on approximately February 15, 1998.

     (a) (3) The Company has provided Mr. Coffey with a copy of the disclosures it is making in response to this item. Mr. Coffey's letter addressed to the Commission is Exhibit 16 hereto.

FORWARD LOOKING STATEMENTS

     Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 provide a "safe harbor" for forward looking statements that are based on current expectations, estimates and projections, and management's beliefs and assumptions. Words such as "believes," "expects," "intends," "plans," "estimates," "may," "attempt," "will," "goal," "promising," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult or impossible to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward- looking statements. The Company undertakes no obligation to update publicly any forward-looking statement whether as a result of new information, future events or otherwise.

     Such risks and uncertainties include, but are not limited to, the availability of ore, the existence of precious metals in the ore available to the Company in an amount which permits their production on an economic basis; the Company's ability to drill holes and properly test and assay samples, and its ability to locate and acquire mineral properties which contain sufficient grades of precious metals and/or minerals; the Company's ability to sell a portion or all of any of its properties to larger mining companies, to enter into agreements with larger mining companies to explore and possibly develop its properties, to produce precious metals on a commercial basis, the prices of precious metals, obtaining a mill or refinery to extract precious metals on an economic basis, the Company's ability to maintain the facilities it currently utilizes; obtain permitting requirements for any mining and milling operations and pay the costs thereof; have good title to claims and equipment, and the Company's ability to obtain financing necessary to maintain its operations.

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              Can-Cal Resources, Ltd.
                                              ----------------------------------
                                              Registrant

DATE:    August 13, 1999                      By:     /s/   Ronald D. Sloan
     -----------------------------                ------------------------------
                                                     President

                                    EXHIBITS

                                                                   Sequential
Exhibit No.     Title of Exhibit                                     Page No.
-----------     ----------------                                     --------

Exhibit 3.0   Articles of Incorporation...................................*

Exhibit 3.1   Amendment to the Articles of Incorporation..................*

Exhibit 3.2   By-Laws.....................................................*

Exhibit 10.0  Joint Venture Agreement between Robin Schwarz,
              Aylward Schwarz, S&S Mining, a Nevada corporation,
              and Can-Cal Resources, Ltd..................................*

Exhibit 10.1  Mining Lease Agreement between
              Can-Cal Resources, Ltd.
              and Twin Mountain Rock Venture
              dated May 1, 1998...........................................*

Exhibit 10.2  Loan Agreement between Owen Sequoia, Inc.
              and Can-Cal Resources, Ltd..................................*

Exhibit 10.3  Amendment to Loan Agreement dated June 9, 1998..............*

Exhibit 10.4  Second Amendment to Loan Agreement .........................*

Exhibit 10.5  Deed of Trust, Security Agreement, Financing Statement,
              and Fixture Filing with Assignment of Rents.................*

Exhibit 10.6 Lease and Purchase Option Agreement dated March 12, 1998 between Arthur James Good and Wanda Mae Good and Can-Cal Resources, Ltd..................................*

Exhibit 10.7  Agreement between Can-Cal Resources, Ltd.
              and Aurum, LLC dated October 27, 1997.......................*

Exhibit 10.8  Quit Claim Deed from Aurum, LLC
              to Can-Cal Resources, Ltd...................................*

Exhibit 10.9  Agreement between Tyro, Inc., Dean Willman,
              Roland S. Ericsson, and Can-Cal Resources, Ltd..............*

Exhibit 10.10 Complaint filed in District Court for
              Clark County, Nevada on March 30, 1998......................*

                                                                    Sequential
Exhibit No.     Title of Exhibit                                      Page No.
-----------     ----------------                                      --------

Exhibit 10.11 Confession of Judgment executed by Tyro, Inc.,
              Dean Willman, and Roland S. Ericsson........................*

Exhibit 10.12 Agreement between Can-Cal Resources,  Ltd.,
              545538 B.C., Ltd., a body incorporated
              under the laws of the Province of
              British Columbia, and Ronald Daniel Sloan
              dated January 29, 1999..................................... *

Exhibit 11.0  Statement re: Computation of per share earnings.............*

Exhibit 16.0  Letter from David E. Coffey
              on change of certifying accountant..........................*

Exhibit 23.0  Consent of Independent Auditors,
              Murphy, Bennington & Co.....................................*

Exhibit 27    Financial Data Schedule.....................................*

* Previously filed.